Exhibit 96.1

Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Notice

Weir International, Inc. (WEIR) was retained by Ramaco Resources, Inc. (Ramaco) to prepare this Technical Report Summary (TRS) related to Ramaco’s Berwind Complex.  This report provides a statement of Ramaco’s coal reserves and resources at its Berwind Complex, and has been prepared in accordance with the United States Securities and Exchange Commission (SEC), Regulation S-K 1300 for Mining Property Disclosure (S-K 1300) and 17 Code of Federal Regulations (CFR) § 229.601(b)(96)(iii)(B) reporting requirements. This report was prepared for the sole use of Ramaco, and its affiliates and is effective as of December 31, 2022.

This report was prepared by full-time WEIR personnel who meet the SEC’s definition of Qualified Persons (QPs) with sufficient experience in the relevant type of mineralization and deposit under consideration in this report.

In preparing this report, WEIR relied upon data, written reports and statements provided by Ramaco. WEIR has taken all appropriate steps, in its professional opinion, to ensure information provided by Ramaco is reasonable and reliable for use in this report.

The accuracy of reserve and resource estimates are, in part, a function of the quality and quantity of available data at the time this report was prepared.  Estimates presented herein are considered reasonable.  However, they should be accepted with the understanding that with additional data and analysis available subsequent to the date of this report, the estimates may necessitate revision which may be material.  Certain information set forth in this report contains “forward-looking information”, including production, productivity, operating costs, capital costs, sales prices, and other assumptions. These statements are not guarantees of future performance and undue reliance should not be placed on them. The assumptions used to develop the forward-looking information and the risks that could cause the actual results to differ materially are detailed in the body of this report.

WEIR and its personnel are not affiliates of Ramaco or any other entity with ownership, royalty or other interest in the subject property of this report.

Weir International, Inc. hereby consents to the use of Ramaco’s Berwind Complex coal reserve and resource estimates as of December 31, 2022.

Qualified Person:	/s/ Weir International, Inc.

Date:	March 9, 2023

Address:	Weir International, Inc.
1431 Opus Place, Suite 210
Downers Grove, Illinois 60515

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

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TABLES

Table 1.4-1	Berwind Complex Historical Production	4
Table 1.5-1	In-Place Coal Resource Tonnage and Quality Estimate, as of December 31, 2022	5
Table 1.5-2	Clean Recoverable Coal Reserve Tonnage and Quality Estimate, as of December 31, 2022	6
Table 1.6-1	Key Operating Statistics	7
Table 1.7-1	Berwind Complex Mining and NPDES Permits	8
Table 3.3-1	Berwind Complex Property Control	17
Table 3.4-1	Berwind Complex Mineral Control	17
Table 3.5-1	Berwind Complex Permit Status	19
Table 5.2-1	Previous Exploration	25
Table 7.2-1	Drilling Programs	30
Table 10.4-1	Historical Preparation Plant Recovery	40
Table 11.1-1	Stratigraphic Model Interpolators	43
Table 11.1-2	Drillhole Statistics	44
Table 11.2-1	In-Place Coal Resource Tonnage and Quality Estimate, as of December 31, 2022	46

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APPENDIX A - EXHIBITS

Exhibit 6.3-1	Berwind Complex, Geological Cross Sections	113

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

1.0	EXECUTIVE SUMMARY

WEIR was retained by Ramaco Resources, Inc. (Ramaco) to prepare a Technical Report Summary (TRS) related to Ramaco’s Berwind Complex coal holdings. This report has been prepared in accordance with the United States Securities and Exchange Commission (SEC), Regulation S-K 1300 for Mining Property Disclosure (S-K 1300) and 17 Code of Federal Regulations (CFR) § 229.601(b)(96)(iii)(B) reporting requirements.

1.1PROPERTY DESCRIPTION

The Berwind Complex is located approximately 80 miles south of Charleston, West Virginia; 100 miles west of Roanoke, Virginia; 60 miles northeast of Kingsport, Tennessee; and 160 miles east/southeast of Lexington, Kentucky in the vicinity of 37.22 degrees North Latitude and 81.67 degrees West Longitude on the World Geodetic System (WGS 84) reference coordinate system. The complex includes areas in Buchanan and Tazewell Counties, Virginia and McDowell County, West Virginia. The Berwind Complex is within the Southwest Virginia and Southern West Virginia coal fields of the Central Appalachia Coal Producing (CAPP) Region of the United States (see Figure 1.1-1).  As can be seen on Figure 1.1-1, the acquisition of the Amonate Property in late 2021 added significant acreage to the Berwind Complex.

The Berwind Complex consists of approximately 62,500 acres of owned and leased coal holdings. Approximately 52 percent of this acreage is in West Virginia and 48 percent is in Virginia. Currently, there are currently three active mines within the complex.  The Berwind No. 1 Deep Mine is not currently operating, but is expected to resume production in April 2023.

Active Mines:

●	Triad No. 2 Deep Mine in the Pocahontas 6 and 5 seams (the Pocahontas 5 Seam is also taken when in close enough proximity to the main Pocahontas 6 Seam)
●	Laurel Fork Deep Mine in the Pocahontas 3 Seam
●	Triple S Highwall Mine in the Pocahontas 5 Seam

Evaluation of other prospective mining sites within the Berwind Complex is an on-going activity for Ramaco, as there are many opportunities to add additional mining operations.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 1.1-1 General Location Map

Pennsylvania
Pittsburgh
Columbus
Phila
Cincinnati
West Virginia
Washington
Maryland
Virginia
Richmond
Norfolk
Appalachia
Piedmont
Raleigh
Charlotte
N
Belcher Mountain
Hemphill
Welch
Kimball
Premier
McDowell
McDowell County
Berwind Complex
Berwind
Original Berwind Property
Buchanan County
Bear Wallow
Sugar Cove Mountain
Squire
WEST VIRGINIA
VIRGINIA
Amonate Property Acquisition
Gap Store
Tazewell County
Smith Ridge
Cedar Bluff
Richlands
Pounding Mill
Deskin Mountain
Paint Lick Mountain
Knob Mountain
Gratton Rd
Legend
Original Berwind Property
Amonate Property Acquisition
States
Counties
Railroads
0 1 2 3 5
Miles
Figure 1.1-1
Berwind Complex
McDowell County, West Virginia,
and Buchanan and Tazewell
Counties, Virginia
General Location Map
Prepared For
Ramaco Resources, Inc.
WEIR
Weir International, Inc.
Mining, Geology and Energy Consultants

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

1.2 GEOLOGICAL SETTING AND MINERALIZATION

The upper coal seams of interest within the Berwind Complex belong to the Norton Formation in Virginia of Early Pennsylvanian Age, which is stratigraphically equivalent to the Lower Kanawha and New River formations in southwestern West Virginia. The lower coal seams of interest belong to the Pocahontas Formation of the Pottsville Group (Lower Pennsylvanian). The depositional setting for these seams is complex and thought to be upper delta plain, with subsidence controlling the sedimentation rate. The Lower Pennsylvania (Pottsville) sedimentary strata of the coal-bearing rocks of the Pocahontas Formation rest uncomformably on the Mississippian Bluestone Formation of the Mauch Chunk Group.

1.3EXPLORATION

Drilling has served as the primary form of exploration on the Berwind Complex.  In addition to coal-specific exploration drillholes, data from degasification, coal bed methane, and water wells were also implemented to build the geological model.  This model was built using a total of 4,188 exploration drillholes and covers the Berwind Complex, as well as the Knox Creek Complex.  Approximately 1,900 of these drillholes are within the Berwind Complex.

In addition to exploration drillholes, coal seam outcrop measurements, in-mine measurements, and survey points taken from mine maps of previous operations were considered. A total of 194 seam outcrop measurements, 356 mine measurements, and 887 survey points were used in the geological model, as a supplement to the exploration drillholes.

It is WEIR’s opinion that the adequacy of sample preparation, security, and analytical procedures for holes that were drilled by Ramaco after acquiring the property are acceptable and that these analytical procedures meet typical industry standards.

The adequacy of sample preparation, security, and analytical procedures are generally unknown for holes that were drilled prior to Ramaco acquiring the initial leases in 2011.  However, the geologist’s logs for these holes contain sampling descriptions and lithologic descriptions that are sufficiently detailed to ascertain that an experienced geologist supervised the drilling and sampling.  It is unknown if all coal quality analyses were performed to ASTM standards by qualified laboratories, as detailed in Section 8.0, however, this legacy drillhole information was included as the samples matched the coal seam intervals and reported quality data that was consistent between the different data sources.  Model verifications further support WEIR’s high level of confidence that a representative, valid, and accurate drillhole database

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

and geological model have been generated for the Berwind Complex that can be relied upon to accurately estimate coal resources and reserves.

1.4DEVELOPMENT AND OPERATIONS

The Berwind Complex currently has three active mines. The three active mines consist of one surface mine with a highwall miner, and two underground room and pillar mines, which use continuous miners for coal production. Ramaco began production of metallurgical coal at the complex in 2017. A majority of the underground mines will implement retreat mining, which typically results in mining recovery of 50 to 80 percent.  Contour mining has an average mining recovery of approximately 90 percent, and the highwall mine has an average mining recovery of approximately 40 percent.

The Berwind Complex is mining several seams and seam splits, including the Pocahontas 6, Pocahontas 5, Pocahontas 4, and Pocahontas 3 (in descending order).

Historical coal production from the Berwind Complex, in accordance with the Mine Safety and Health Administration (MSHA) statistics, is summarized in Table 1.4-1 as follows:

Table 1.4-1 Berwind Complex Historical Production

Clean Tons
Year	Produced (000)
2018	80,923
2019	188,241
2020	147,330
2021	180,588
2022	416,578

The current Berwind Complex Life-of-Mine (LOM) Plan projects mining through 2049, an expected mine life for the complex of 27 years. Ramaco projects total annual production to be approximately 0.9 million clean tons until a second super-section is started in the Berwind No. 1 Deep Mine in 2027.  After 2027, average annual production is projected to be 1.2 million clean tons through 2040 when the Berwind No. 1 Deep Mine is nearing end of mine life.  After this, the single-section Laurel Fork Deep Mine is currently planned to operate into 2049, at an average annual rate of approximately 307 thousand clean tons per year.  However, it is likely future mines will be planned and scheduled as necessary, from resource areas within the complex, to meet internal Ramaco production goals aligned with market conditions.

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All Run-of-Mine (ROM) coal is washed at the Berwind Preparation Plant. The Berwind Preparation Plant was initially built in 1955 and commissioned in 1957.  Ramaco refurbished the preparation plant in 2021 and 2022 based on a design by Ramsey Industrial, with current ROM processing capacity of 600 tons per hour.

The Berwind Complex produces high quality, mid and low volatile metallurgical coal.  Historically, the market for metallurgical coal from the Berwind Complex has been for both domestic metallurgical coal consumers and the global seaborne metallurgical coal market.

1.5MINERAL RESERVE AND RESOURCE ESTIMATE

The Berwind Complex coal resources, as of December 31, 2022, are reported as in-place resources and are exclusive of reported coal reserve tons.  Resources are reported in categories of Measured, Indicated and Inferred tonnage, in accordance with Regulation S-K Item 1302(d), summarized in Table 1.5-1 as follows:

Table 1.5-1 In-Place Coal Resource Tonnage and Quality Estimate,

as of December 31, 2022

							Coal Quality (Raw Dry Basis)
	Area	Average Coal	In-Place Resources (000 Tons)				Ash	Relative
Seam	(Acres)	Thickness (Ft)	Measured	Indicated	Total	Inferred	(%)	Density (Lbs/CF)
Red Ash 2	2,420	3.5	15,740	—	15,740	—	8.3	86.48
Tiller	2,210	3.8	11,230	—	11,230	—	22.4	92.68
Greasy Creek 2	675	2.3	3,325	—	3,325	—	30.6	97.27
Pocahontas 11	1,295	3.1	8,030	—	8,030	—	22.6	91.73
Pocahontas 10	2,055	2.8	11,075	—	11,075	—	15.9	87.94
Pocahontas 9-2	5,513	3.2	33,226	45	33,271	—	17.0	86.95
Pocahontas 9-1	5,145	3.0	9,700	15,920	25,620	4,495	17.0	88.61
Pocahontas 6	1,411	2.7	8,303	—	8,303	—	38.1	101.74
Pocahontas 5	7,655	3.0	41,755	1,512	43,267	—	11.4	85.44
Pocahontas 4	6,609	4.5	50,233	6,683	56,916	—	18.2	88.96
Pocahontas 3	22,457	3.0	122,493	8,482	130,975	—	16.2	88.02
Squire Jim	42,670	3.2	243,471	37,734	281,205	—	25.0	94.39
Total	100,115	3.2	558,581	70,376	628,957	4,495	20.4	91.06

Notes:

•

Mineral Resources reported above are not Mineral Reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the Mineral Resources estimated will be converted into Mineral Reserves. Mineral Resources reported here are exclusive of Mineral Reserves.

•

Resource economic mineability based on underground minable resources with 2.0 feet minimum seam thickness, surface and highwall mines with 1.0 feet minimum seam thickness, surface and contour mining with a cutoff stripping ratio of 20:1, producing primarily metallurgical mid and low volatile coal product realizing an average sales price of $169 per ton at a cash cost of $101 per clean ton (FOB Mine)

•	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding

The conversion of resources to reserves at the Berwind Complex considers the design of a mine plan accommodating the planned mining equipment and executed in accordance with the MSHA rules and regulations, projected dilution and loss of product coal quality, projected coal

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

sales prices, operating costs, and mineral control to determine if the saleable coal product will be economically mineable.

The coal reserves representing the economically viable tonnage controlled by Ramaco, and estimated in accordance with Regulation S-K Item 1302(e), is summarized in Table 1.5-2 as follows:

Table 1.5-2 Clean Recoverable Coal Reserve Tonnage and Quality Estimate,

as of December 31, 2022

								Average Coal Quality
								(Raw Dry Basis)
	Product	Total Area	Average Seam	Clean Recoverable Reserve (000 Tons)			Ash	Relative Density
Mine / Seam	Quality	(Acres)	Thickness (Ft)	Proven	Probable	Total	(%)	(Lbs/CF)
Berwind No. 1 Deep Mine Pocahontas 4	Low Vol	7,116	4.2	16,897	26	16,923	23.7	92.82
Laurel Fork Deep Mine Pocahontas 3	Mid Vol	2,536	3.7	6,188	22	6,210	10.6	84.32
Triad No. 2 Deep Mine Pocahontas 6	Low Vol	130	3.5	237	—	237	38.1	101.74
Pocahontas 5	Low Vol	21	2.5	22	—	22	50.1	109.24
Triple S Highwall Mine Pocahontas 5	Low Vol	128	3.1	141	37	178	11.1	84.89
Total		9,931	4.0	23,485	85	23,570	20.3	89.98

Notes:

•

Clean recoverable reserve tonnage based on underground mining recovery of 50 to 80 percent (contingent upon retreat mining capability), 90 percent for surface mining, 40 percent for highwall mining, theoretical preparation plant yield, and a 95 percent preparation plant efficiency

•	Mineral Reserves estimated based on predominately low and mid volatile metallurgical coal product at an average sales price of $169 per ton and cash cost of $101 per clean ton (FOB Mine)
•	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding
•	Mineral Reserves are reported exclusive of Mineral Resources

1.6ECONOMIC EVALUATION

WEIR prepared a Preliminary Feasibility Study financial model in order to assess the economic viability of the Berwind Complex LOM Plan. Specifically, plans were evaluated using discounted cash flow analysis, incorporating annual revenue projections for the Berwind LOM Plan. Cash outflows such as capital, including preproduction costs, sustaining capital, operating costs, transportation costs, royalties, and taxes are subtracted from cash inflows, resulting in annual cash flow projections. No adjustments are made for inflation and all cash flows are in 2022 United States dollars.  WEIR’s study was conducted on an un-levered basis, excluding costs associated with any debt servicing requirements. In its assessment of the Discounted Cash Flow Net Present Value (DCF-NPV), WEIR utilized a discount rate of 10 percent.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

The Preliminary Feasibility Study financial model developed for use in this TRS was meant to evaluate the prospects of economic extraction of coal within the Berwind Complex resource area. This economic evaluation is not meant to represent a project valuation. Furthermore, optimization of the LOM Plan was outside of the scope of this engagement.

The results of WEIR’s Preliminary Feasibility Study demonstrated an after-tax DCF-NPV of $405.7 million for the Berwind Complex LOM Plan. Key operational statistics for the LOM Plan, on an after-tax basis, are summarized in Table 1.6-1 as follows:

Table 1.6-1 Key Operating Statistics

LOM Plan
ROM Tons Produced (000s)	50,717
Clean Tons Produced (000s)	23,607
Preparation Plant Yield (%)	46.5
Tons Sold (000s)	23,584

($ Per Ton)
Coal Sales Realization	168.87

Direct Cash Costs	100.67
Non-cash Costs	9.41
Total Cost of Sales	110.08

Profit / (Loss)	58.79

EBITDA	68.26

CAPEX	9.77

A sensitivity analysis was undertaken to examine the influence of changes to coal sales prices, production, operating cost, capital expenditures, and the discount rate on the base case after-tax NPV. The sensitivity analysis range (+/- 25 percent) was designed to capture the bounds of reasonable variability for each element analyzed.

The Berwind Complex NPV is most sensitive to changes in coal sales prices and operating costs. It is less sensitive to changes in production and least sensitive to changes in discount rate and capital expenditures.

1.7ENVIRONMENTAL STUDIES AND PERMITTING REQUIREMENTS

As part of the permitting process required by the Virginia Department of Energy (VDE) and West Virginia Department of Environmental Protection (WVDEP), numerous baseline studies or impact assessments were undertaken by Ramaco. These baseline studies or impact assessments included in the permit are summarized as follows, with pertinent text from the permit replicated below:

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•	Groundwater Inventory and Baseline Quality
•	Surface Water Baseline Quality and Quantity
•	Surface Water Runoff Analysis
•	Probable Hydrologic Consequences

Based on water samples from adjacent mining and the baseline surface water sampling, acid or toxic mine drainage is not expected or anticipated. All of the Ramaco existing and proposed mines are well above any significantly producing aquifers.  Probable Hydrologic Consequence (PHC) studies showed no significant ground or surface water resource is likely to be contaminated, diminished, or interrupted, providing that the approved drainage control and revegetation plans are adhered to throughout existing and planned mining activities.

Coal mines in West Virginia are required to file applications for and receive approval of mining permits issued by the WVDEP to conduct surface disturbance and mining activities.  Similar filings are required in Virginia through the VDE.  The Berwind Complex has been issued mining permits and associated NPDES permits by the WVDEP and the VDE as shown in Table 1.7.-1 as follows:

Table 1.7-1 Berwind Complex Mining and NPDES Permits

			Permitted
	Permit		Surface Area		Current	NPDES
Property Description	Number	State	(Acres)	Issue Date	Status	Permit No.
Amonate Auger No. 1	S-4005-01	WV	50.35	9/6/2001	Active	WV0049751
Amonate No. 31 Mine	U-0209-83	WV	22.00	11/14/1983	Idle	WV0049751
Berwind Preparation Plant and Refuse	O-0150-83	WV	282.41	11/14/1983	Active	WV0049751
Amonate Impoundment	1302370	VA	75.00	4/18/2022	Active	0082251
Berwind Deep Mine No. 1	U-3008-16	WV	34.58	6/26/2017	Active	WV1028952
Berwind Deep Mine No. 1	1202294	VA	—	5/20/2019	Active	0082294
Berwind Poca 6 Seam Deep Mine	U-5007-21	WV	8.23	4/14/2022	New	WV1028952
Dry Fork Mine	1402369	VA	40.73	4/18/2022	Idle	0082153
Laurel Fork Mine (Harvest Time No. 6)	U-4004-11	WV	7.12	11/20/2012	Active	WV1024281
Laurel Fork Mine (Harvest Time No. 6)	1202367	VA	—	4/12/2022	Active	0082155
Vica Deep Mine (Hiope No. 7)	U-0012-84	WV	11.91	1/17/1984	Idle	WV0021687
Squire Jim Deep Mine No. 1	U-3004-18	WV	8.83	8/31/2020	Idle	WV1029088
Squire Jim Deep Mine No. 2	U-4003-04	WV	7.31	10/17/2005	Idle	WV1021222
Squire Jim Deep Mine No. 2	1202366	VA	—	4/11/2022	Idle	0082154
Squire Jim Deep Mine No. 4	U-4013-08	WV	8.25	12/4/2009	Idle	WV1023837
Triad Pocahontas 4 Prospect	P-3009-21	WV	9.10	9/8/2022	Closed	N/A
Triad Pocahontas 4 Deep Mine	U-5004-19	WV	6.63	3/2/2020	MinedOut	WV1028952
Triad 2 Pocahontas 6 Deep Mine	P-3001-23	WV	5.98	2/16/2023	Active	N/A
Triple S Highwall Mine (Auger II)	S-4004-03	WV	221.53	11/21/2003	Inactive	WV1021141
Vica Deep Mine	U-0011-85	WV	2.34	2/25/1985	Phase 2	WV1005685
Vica Deep Mine (Hiope No. 7)	1202364	VA	—	Pending	Phase 2	0082100
Total			802.30

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

As of December 31, 2022, Ramaco estimated an ARO reclamation liability of $4.9 million for its disturbed permit acreage, which is covered with a total bond amount of $3.6 million.

Ramaco currently employs approximately 210 personnel at the Berwind Complex and is projected to have maximum employment of 257 personnel through its Berwind Complex LOM Plan. The Berwind Complex also creates substantial economic value with its third-party service and supply providers, utilities, and through payment of taxes and fees to local, state and federal governments.

Ramaco’s environmental citations issued by the WVDEP and VDE are typical of similar citations issued to other operators in southern West Virginia and Southwestern Virginia. Most of these violations or citations were quickly abated and none were significant in nature.

Based on WEIR’s review of Ramaco’s plans for environmental compliance, permit compliance and conditions, and dealings with local individuals and groups, Ramaco’s efforts are adequate and reasonable in order to obtain necessary approvals relative to its mine plans.

1.8CONCLUSIONS AND RECOMMENDATIONS

Ramaco has a long operating history of resource exploration, mine development, and mining operations at the Berwind Complex, with extensive exploration data including drillholes, in-mine seam thickness and elevation measurements, and in-mine channel samples supporting the determination of mineral resource and reserve estimates, and economic viability.  The data has been reviewed and analyzed by WEIR and determined to be adequate in quantity and reliability to support the coal resource and coal reserve estimates in this TRS.

Ramaco basically has full mineral control through current leases for all existing and planned mines included in the Berwind Complex LOM plan.  There are approximately 62 acres out of 5,877 acres of the mine plan layout that are not currently controlled by Ramaco (1 percent uncontrolled).  These tracts do not threaten the overall LOM plans.  As similar for most mines, such uncontrolled tracts are either negotiated in time, or plans are modified to mine around any adverse tracts.

The coal resource and coal reserve estimates and supporting Preliminary Feasibility Study were prepared in accordance with Regulation S-K 1300 requirements. There are 629.0 million in-place tons of measured and indicated coal resources, exclusive of reserves, and 23.6 million tons of proven and probable clean recoverable underground mineable coal reserves within the Berwind Complex, as of December 31, 2022.  Reasonable prospects for economic extraction

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

were established through the development of a Preliminary Feasibility Study relative to the Berwind Complex LOM Plan, considering historical mining performance, historical and projected metallurgical coal sales prices, historical and projected mine operating costs, and recognizing reasonable and sufficient capital expenditures.

The ability of Ramaco, or any coal company, to achieve production and financial projections is dependent on numerous factors. These factors primarily include site-specific geological conditions, the capabilities of management and mine personnel, level of success in acquiring reserves and surface properties, coal sales prices and market conditions, environmental issues, securing permits and bonds, and developing and operating mines in a safe and efficient manner.  Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company.

Coal mining is carried out in an environment where not all events are predictable. While an effective management team can identify known risks and take measures to manage and/or mitigate these risks, there is still the possibility of unexpected and unpredictable events occurring.  It is not possible therefore to totally remove all risks or state with certainty that an event that may have a material impact on the operation of a coal mine will not occur.

WEIR assessed that the risks associated with the economic mineability of the Berwind Complex were low to moderate and adds that the majority of the risks can be kept low and/or mitigated with efficient and effective mine planning and mine engineering, and monitoring of the mining operations.

WEIR recommends that any future exploration work and mineral property acquisition should include what has been historically implemented related to the following:

•	Have an experienced geologist log core holes, measure core recovery, and complete sampling. Geophysically log core holes to verify seam and coal thickness and core recovery.
•	Geophysically log rotary holes to verify strata and coal thickness.
•	Continue to prepare laboratory sample analysis at 1.40 and 1.50 specific gravities to better match the preparation plant specific gravity.
•	Continue collecting in mine channel samples

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

2.0	INTRODUCTION

2.1REGISTRANT

WEIR was retained by Ramaco (Nasdaq: METC) to prepare a TRS related to Ramaco’s Berwind Complex coal holdings.

The Berwind Complex is located approximately two miles from the town of Berwind, West Virginia, 80 miles south of Charleston, West Virginia; 100 miles west of Roanoke, Virginia; 60 miles northeast of Kingsport, Tennessee; and 160 miles east/southeast of Lexington, Kentucky. The Berwind Complex is located in McDowell County, West Virginia, and Buchanan, and Tazewell Counties, Virginia (see Figure 1.1-1).

2.2TERMS OF REFERENCE AND PURPOSE

This TRS was prepared specifically for Ramaco’s Berwind Complex. The reserves and resources at the Berwind Complex have been classified in accordance with SEC mining property disclosure rules under Subpart 1300 and Item 601 (96)(B)(iii) of Regulation S-K.  Unless otherwise stated, all volumes, qualities, distances, and currencies are expressed in United States customary units.

The accuracy of reserve and resource estimates are, in part, a function of the quality and quantity of available data at the time this report was prepared.  Estimates presented herein are considered reasonable, however, estimates should be accepted with the understanding that with additional data and analysis subsequent to the date of this report, the estimates may necessitate revision which may be material.  Certain information set forth in this report contains “forward-looking information”, including production, productivity, operating costs, capital expenditures, coal sales prices, and other assumptions.  These statements are not guarantees of future performance and undue reliance should not be placed on these statements. The assumptions used to develop the forward-looking information and the risks that could cause the actual results to differ materially are detailed in the body of this report.

For the Berwind Complex, this TRS reports both mineral reserves and resources (exclusive of reserves).  Supporting the assessment of the economic mineability of reported reserves and prospects of economically feasible extraction of reported resources, this TRS includes summary detail of a Preliminary Feasibility Study conducted relative to the Berwind Complex.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

WEIR’s evaluation of coal reserves and resources was conducted in accordance with Regulation S-K 1300 definitions for Mineral Resource, Mineral Reserve and Preliminary Feasibility Study as follows:

•

Mineral Resource is a concentration or occurrence of material of economic interest in or on the earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

•

Mineral Reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

•

Preliminary Feasibility Study is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a Qualified Person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product.

2.3SOURCES OF INFORMATION AND DATA

The primary information used in this study was obtained from the following sources:

•

Geological data that was exclusively provided by Ramaco geology and engineering personnel. The geological data includes drillhole information such as driller’s logs, geologist’s logs, both full and partial scans of geophysical logs, survey data, coal quality laboratory certificates, and MS Excel™ (Excel) versions of drillhole survey, lithology and quality data. Additionally, WEIR was provided with in-mine seam measurement thicknesses, mine channel samples, and other base geological data.

•	Mineral and surface ownership maps, and supplemental files were provided exclusively by Ramaco.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

●	Site visits by WEIR Qualified Persons (QPs) on November 30, 2021, and January 27, 2023.
●	Interviews between WEIR personnel and Ramaco personnel including:
➢	Senior V.P., General Counsel and Secretary
➢	Director of Financial Reporting and Accounting
➢	Chief Operating Officer
➢	Contract Geologist
➢	V.P. of Safety
➢	V.P. of Surface Mining Operations
➢	V.P. of Underground Mining Operations
➢	Mine Managers
●	Historical production, productivity, staffing levels, operating costs, capital expenditures, and coal sales revenue provided by Ramaco.
●	LOM Plan projections and cost models provided by Ramaco.
●	Coal processing and handling facilities plot plans and flow sheets provided by Ramaco.
●	Health, safety, and environmental issues discussed during interviews between WEIR personnel and Ramaco personnel.
●	Current mine permit information, in addition to recent permit revisions and renewals, from documents provided by Ramaco and data that is publicly available from the WVDEP and VDE.
●	Current and projected mine plans, including production, productivity, operating costs, and capital expenditures required to sustain projected levels of production for the Berwind Complex provided by Ramaco, and all data was reviewed for reasonableness by WEIR.
●	Market outlook and coal sales price projections provided by Ramaco.
●	Projected reclamation costs for mine closure activities provided by Ramaco.

A detailed list of all data received and reviewed for this study is provided in Sections 24.0 and 25.0 of this TRS.

2.4DETAILS OF THE PERSONAL INSPECTION OF THE PROPERTY

WEIR personnel visited the Berwind Complex on November 30, 2021 and January 27, 2023. While on-site, WEIR personnel conducted interviews with company and mine management relative to the following key topics:

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

•	Geology
•	Property
•	Infrastructure
•	Mine Plan, Production and Productivity
•	Preparation Plant and Coal Handling Facilities
•	Operating Costs and Capital Expenditures
•	Marketing
•	Environmental and Compliance
•	Risks and Uncertainties

Key areas inspected by WEIR personnel at the Berwind Complex included the following:

•	Mine surface operations including office, maintenance, and warehouse facilities
•	Berwind Preparation Plant, stockpiles, and rail loadout facilities
•	Mine operations
➢	Berwind No. 1 Pocahontas 3 and 4 Deep Mines
➢	Triad Pocahontas 4 Deep Mine
➢	Triad No. 2 Pocahontas 6 and 5 Deep Mine Face-up and facilities
➢	Triple S Pocahontas 5 Highwall Mine
➢	Laurel Fork Pocahontas 3 Deep Mine Face-up and facilities
•	Berwind’s Refuse Disposal Facility

Based on WEIR’s inspections of the Berwind Complex, the mines, preparation plant and associated infrastructure facilities, and equipment are well maintained and operated with regard for all state and federal rules and regulations related to mine safety and health standards.

2.5PREVIOUS TECHNICAL REPORT SUMMARY

This TRS is an update to the Berwind Complex TRS dated November 22, 2022.  Approximately 30,000 acres of fee coal property was added to the Berwind Complex through purchase of the Coronado Global Resource Amonate Property. This purchase was completed in December 2021. The purchase also included a coal handling and preparation plant. Ramaco’s mines within the Berwind Complex will no longer utilize the Knox Creek Preparation Plant.  Further, coal produced from within the Big Creek Property will continue to be processed at the Knox Creek Preparation Plant, references to references to the Big Creek Property were removed from this revised TRS and are included in a new TRS for Ramaco’s Knox Creek Complex. The changes noted above were determined by Ramaco to warrant the preparation of this updated TRS.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

3.0	PROPERTY DESCRIPTION

3.1PROPERTY LOCATION

The town of Berwind, West Virginia is located approximately two miles northeast of the central area of the Berwind Complex. The Berwind Complex is generally located approximately 80 miles south of Charleston, West Virginia; 100 miles west of Roanoke, Virginia; 60 miles northeast of Kingsport, Tennessee; and 160 miles east/southeast of Lexington, Kentucky at 37.22 degrees North Latitude and 81.67 degrees West Longitude on the WGS 84 reference coordinate system. The comprised properties are fairly remote containing scattered rural residences and some small towns.

The Berwind Complex is within the Southern West Virginia and Southwest Virginia Coal Fields of the CAPP Region of the United States (see Figure 1.1-1).  The USGS 7.5-minute quadrangle map sheets are Jewell Ridge, Richlands, War, Amonate, Pounding Mill, Gary, Tazewell North, and Tiptop.

3.2PROPERTY AREA

The Berwind Property consists of approximately 62,500 acres of leased coal holdings located in McDowell County, West Virginia and Buchanan and Tazewell Counties, Virginia.  Ramaco obtained the initial lease for this property in 2015 and commenced mine operations in 2017.

The Berwind Property’s surface facilities are located within the Berwind Property’s permit area, near the central area of the southern boundary of the permit. The surface facilities include a mine office, bath house, and parking lot near the Berwind No. 1 Pocahontas 3 Deep Mine. The Berwind coal handling and preparation plant facility is adjacent to and east of the surface facilities.

Currently, there are three active mines on the Berwind property:

•	Laurel Fork Pocahontas 3 Deep Mine
•	Triad No. 2 Deep Mine
•	Triple S Surface and Highwall Mine

In addition to the active mines, the Berwind No. 1 Pocahontas 4 Deep Mine is idle, within plans to be reactivated in April 2023.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Ramaco started operations at the Berwind No. 1 Pocahontas 4 Deep Mine in 2017 and idled the mine in mid-July 2022 due to an ignition. An investigation by MSHA suggests the ignition was caused by lightning that struck a pilot hole for a new shaft. The final MSHA report on this incident has not yet been released.  Ramaco currently has control of the mine, however, some regulatory steps remain before operations can be re-started.

The Triad Pocahontas 4 Deep Mine commenced operation in 2021 and depleted its reserves in 2022.  There is an additional permitted mine, Squire Jim No. 1 Deep Mine, which does not yet have a scheduled startup date.

Amonate Property

In December 2021, Ramaco completed the acquisition of the Amonate Property located adjacent to its existing Berwind Property. The acquisition of this Amonate Property from Coronado Global Resources involved approximately 30,250 acres and includes approximately 401 million tons of low and mid volatile in-place resources, several permitted mining operations, and a preparation plant. The reserves within the Amonate Property acquisition are included in this TRS and are now part of the Berwind Complex.

Ramaco supplied copies of deeds and lease agreements, and property control maps to WEIR related to properties for which mineral and/or surface property are controlled by Ramaco.  WEIR reviewed this information and found no property boundary disputes or other concerns that would signal concern over future mining operations or development potential.

3.3PROPERTY CONTROL

Ramaco’s Berwind Complex coal holdings over the 62,500 acres consist of both leases and fee simple coal properties.  Approximately 52 percent of the holdings are leased from the Berwind Land Company (BLC), with the original lease executed in August 2015. Fee simple coal makes up the remaining 48 percent of coal holdings.  Approximately 844 acres (1.4 percent) within the Berwind Complex are uncontrolled mineral properties.

Within the Berwind Complex, leases typically apply to specific seams, or a vertical range of seams.  Therefore, the seams controlled often vary from lease to lease for specific areas across the complex.  Table 3.3-1 below shows the various property control contracts.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Table 3.3-1 Berwind Complex Property Control

Area	Document Type	Quantity
Original Berwind Property	Coal Leases/Coal Subleases	63
	Deeds	340
	Mutual Cooperation Agreement	1
	Right of Way	1
	Right of Entry	1
	Assignments	2

Amonate Acquisition	Assignment of Leases	4
	Special Warranty Deed	2
	Easement	1
	Railroad Permit	1

3.4MINERAL CONTROL

The Original Berwind Property mineral control is detailed in Table 3.4-1 below and has not changed from the previous TRS:

Table 3.4-1 Berwind Complex Mineral Control

Mineral Control
Area	File Number	Document Type	Seams	Expiration Date (1)
Original Berwind Property
	15	Coal Lease	Poca 4, Poca 3 and Squire Jim Only	8/17/2030 Extensions of 1 year until all coal exhausted
	16	Coal Sublease	Poca 4, Poca 3 and Squire Jim Only	8/17/2025 Extensions of 5 year until all coal exhausted
	17	Mutual Cooperation Agreement		N/A
	18	Coal Lease	Poca 5 and Above	2/26/2025 With an additional 10 year term, then extensions of 1 year until all coal exhausted
Amonate Acquisition Property
	1	Special Warrenty Deed	Poca 5, Poca 3	NA
	2	Assignment of Leases	Squire Jim Only	Shall continue until all mineable coal has been removed
	3	Assignment of Leases	Squire Jim Only	Shall continue until all mineable coal has been removed
	4	Special Warrenty Deed	Varies	NA
	5	Assignment of Leases	Varies	Varies
	6	Partial Assignment of Leases	All coal below drainage	6/1/2025 Extensions of 10 years, not to excedd 20 years
	19	Coal Sublease	Same as Base Lease	11/11/2022 Extensions of 1 year until all coal exhausted

(1) Expiration dates on leases can be extended

For mineral control detail on the Amonate Property, refer to Figure 3.4-1 below. It should be noted that the Amonate Property Squire Jim Seam Lease, shown on Figure 3.4-1 is in addition to the coal leases described above in Table 3.4-1.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 3.4-1 Coal Control Map

Paynesville
McDowell
McDowell County
Buchanan County
Bear Wallow
Squire
WEST VIRGINIA
VIRGINIA
Jewell Ridge
Gap Store
Tazewell County
Tazewell
Deskin Mountain
Knob Mountain
Legend
Berwind Complex Leased Seams
Owned Below Pocahontas 8 Seam
All Seams Owned
Lower Seaboard and Above Leased
Squire Jim Seam Lease
States
Counties
Railroads
0 1 1 2 3
Miles
Figure 3.4-1
Berwind Complex
McDowell County, West Virginia,
and Buchanan and Tazewell
Counties, Virginia
Coal Control Map
Prepared For
Ramaco Resources, Inc.
WEIR
Weir International, Inc.
Mining, Geology and Energy Consultants
March 2023

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

3.5SIGNIFICANT PROPERTY ENCUMBRANCES AND PERMIT STATUS

WEIR has not discovered any significant encumbrances for any of the tracts within the Berwind Complex.

A list of Ramaco’s permits for the Berwind Complex and permit status is shown in Table 3.5-1, with a more detailed description of the permits discussed in Section 17.3.

Table 3.5-1 Berwind Complex Permit Status

			Permitted
	Permit		Surface Area		Current	NPDES
Property Description	Number	State	(Acres)	Issue Date	Status	Permit No.
Amonate Auger No. 2	S-4004-03	WV	222	11/21/2003	Inactive	WV1021141
Amonate No. 31 Mine	U-0209-83	WV	22	11/14/1983	Idle	WV0049751
Berwind Preparation Plant	P-0590-00	WV	282	11/14/1983	Active	WV0049751
Berwind Refuse Facility	O-5006-20	WV	388	10/21/2022	Active
Berwind Refuse Facility	1011220	VA	75	4/18/2022	Active
Berwind Deep Mine No. 1	U-3008-16	WV	35	6/26/2017	Active	WV1028952
Berwind Deep Mine No. 1	1202294	VA	—	5/20/2019	Active	N/A
Berwind Poca 6 Seam Deep Mine	U-5007-21	WV	8	4/14/2022	New	WV1028952
Dry Fork Mine	1011217	VA	41	4/18/2022	Idle	N/A
Laurel Fork Pocahontas 3 Deep Mine	U-4004-11	WV	7	11/20/2012	Active	WV1024281
Laurel Fork Pocahontas 3 Deep Mine	1011219	VA	—	4/12/2022	Active	N/A
Hiope No. 7 Deep Mine	U-0012-84	WV	12	1/17/1984	Idle	WV0021687
Squire Jim Deep Mine No. 1	U-3004-18	WV	9	8/31/2020	Idle	WV1029088
Squire Jim Deep Mine No. 2	U-4003-04	WV	7	10/17/2005	Idle	WV1021222
Squire Jim Deep Mine No. 2	1011218	VA	—	4/11/2022	Idle	N/A
Squire Jim Deep Mine No. 4	U-4013-08	WV	8	12/4/2009	Idle	WV1023837
Triad Pocahontas 4 Prospect	P-3009-21	WV	6	9/8/2022	Closed	N/A
Triad Pocahontas 4 Deep Mine	U-5004-19	WV	7	3/2/2020	MinedOut	WV1028952
Triad 2 Pocahontas 6 Deep Mine	P-3001-23	WV	6	2/16/2023	Active
Triple S Highwall Mine	S-4005-01	WV	50	9/6/2001	Active	WV0049751
Vica Deep Mine	U-0011-85	WV	2	2/25/1985	Idle	WV1005685
Vica Deep Mine	1202364	VA	—	Pending		N/A
Total			1,187

3.6SIGNIFICANT PROPERTY FACTORS AND RISKS

Given Ramaco’s controlled interests at the Berwind Complex, which relate in part to property that is held by others and leased to Ramaco, WEIR assesses that there are no significant issues affecting access to the coal interests, or Ramaco’s ability to execute its mine plans.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

WEIR did not conduct an independent verification of property control, nor has it independently surveyed the mining locations. WEIR has relied on information compiled from maps and summaries of the owned and leased properties prepared by Ramaco. WEIR did not conduct a legal title investigation relative to Ramaco’s mineral and surface rights. Historically, property control has not posed any challenges related to Ramaco’s operations.

3.7ROYALTY INTEREST

Within the Berwind Complex, Ramaco holds no material royalty or similar interest in property which is owned or operated by another party.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

4.0	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE, AND PHYSIOGRAPHY

4.1TOPOGRAPHY, ELEVATION, AND VEGETATION

The Berwind Complex is in the southwestern part of the Appalachian Plateau Province directly north and adjacent to the Valley and Ridge Province.  It is in the Cumberland Mountain zone of the Appalachian Plateau. The terrain is mountainous, steep, and rugged with elevations ranging from approximately 1,120 feet above Mean Sea Level (MSL) along the valley bottoms to over 4,040 feet above MSL along the ridges, averaging 2,230 feet.  The landscapes are well-dissected with dendritic drainage systems. There are no major rivers in the area, however, there are numerous small creeks throughout the complex. The Dry Fork, Jacobs Fork, Indian Creek, and War Creek rivers, all tributaries of the Tug Fork River of the Ohio River watershed, traverse the complex. Topography and other features of the area are shown on Figure 7.5-1.

The Berwind Complex consists mostly of unmanaged forestland and scattered pastureland.  The forestland consists of typical trees for this area of the Appalachians, with Oak/Hickory as the dominant forest-type group and a lesser percentage of the Maple/Beech/Birch forest-type group.

The wildlife indigenous to the area is typical of the species and diversities associated with the geographical and climatic areas within which the proposed surface mine site is located. Reconnaissance of the area affected by the proposed mining determined that the following species are or have been present: Whitetail Deer, Fox Squirrels, Gray Squirrels, Ground Squirrels, Eastern Opossums, Raccoon, Rabbits, Eastern Black Bear, Wild Turkey, and numerous species of birds.   On the basis of numerous reconnaissance surveys, no endangered or threatened species of plants or animals, or habitats of such species were found to exist within or adjacent to the mine permit areas.

4.2PROPERTY ACCESS

The primary access road to the properties is US Route 460, a four-lane highway, located south of the Berwind Complex. From US Route 460, Virginia Route 637 and connecting West Virginia Routes 9 and 11 can be used to access the Berwind Complex to the north.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

The Norfolk Southern (NS) Railroad passes through and has a rail spur to facilities within the Berwind Complex.  The NS Railroad provides rail service in the area extending from Amonate, Virginia northward through Berwind, West Virginia (see Figure 1.1-1).

The nearest airport is the Tri-Cities Airport (TRI), which is located in Bristol, Tennessee, approximately 90 miles from Berwind, West Virginia. The Yeager International Airport (CRW) in Charleston, West Virginia, is located 120 miles from Berwind, West Virginia.

The surrounding waterways are not navigable for commercial traffic. The closest barge docking area is approximately 70 miles to the north of the complex on the Kanawha River, south of Charleston, West Virginia.

4.3CLIMATE AND OPERATING SEASON

The climate associated with the Berwind Complex is classified as a humid continental, characterized by hot, humid summers and moderately cold winters. Climate conditions vary greatly in the state of West Virginia due to influence of the rugged topography.  Average high temperatures range from 82 to 87 degrees Fahrenheit in the summer, with average low temperatures ranging from 20 to 25 degrees Fahrenheit in winter. Average yearly rainfall measured in nearby Logan, West Virginia is approximately 47 inches per year, with approximately 1.6 inches occurring as snowfall.  The mines on the Berwind Complex currently operate year-round, regardless of weather conditions.

4.4INFRASTRUCTURE

Power

Electrical power for the Berwind Preparation Plant and mines on the Berwind Complex is provided by American Electric Power (AEP).  AEP’s average industrial price is approximately 10 cents per kWh, which is slightly higher than the U.S. national average industrial price of 8.63 cents per kWh (EIA.gov statistics, December 2022).

Water

Water for mining and coal processing operations is provided by a combination of extraction from abandoned underground mine pools and from settling ponds located on the surface.  Individual mine sites use purchased potable water.  The Berwind mine offices and preparation plant obtain potable water from on-site wells.  Ramaco has on-site water treatment facilities as well.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Personnel

The area surrounding the Berwind Complex has a long history of coal mining and attracting mining personnel with qualified skills has not been an issue for Ramaco thus far.   The Berwind Complex is projected to employ a maximum of 257 personnel over the LOM Plan. The Berwind Complex operations employed approximately 210 personnel at the end of December 2022. The hourly labor force remains non-union and no change in this labor arrangement is anticipated in the near term.

Supplies

Supplies for the mining operations are available from multiple nearby vendors that service the coal industry in the CAPP Region. There are 10 Caterpillar mining equipment dealerships located within 50 miles of the Berwind Complex. There are three Komatsu/Joy Manufacturing mining equipment dealerships within 50 miles of the Berwind Complex.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

5.0	HISTORY

5.1PREVIOUS OPERATIONS

The Berwind Complex and surrounding area has an extensive history of coal mining, primarily by underground mining methods. Detailed underground mine maps showing previous mine workings were provided by Ramaco. Other sources of maps showing previous mine workings that WEIR referenced were from the West Virginia Geological and Economic Survey, the Virginia Department of Mines Minerals and Energy, the USGS, and the MSHA. Mining within the Berwind Complex began in the early 1900s.  There have been many different mine operators both large and small in the region since then.

Areas of the Berwind Property have been previously surface and underground mined.  Within the Berwind Property, mining has occurred in seams above the Pocahontas No. 4 Seam in some reserve areas, notably in the Pocahontas 11 Seam (also locally known as the War Creek or Beckley Seam). Previously mined out areas on the property were provided to WEIR by Ramaco, however, WEIR has not verified, nor field checked these previously mined out areas.

The Amonate Property has had many ownership exchanges.  Records indicate that coal was first produced on the property by Pocahontas Fuel Company beginning in 1926 and through the 1940s.  A predecessor of Consolidation Coal Company acquired the property in 1956 and resumed operations in 1975.  Coronado acquired the property from CONSOL in 2016.  Ramaco acquired the property from Coronado in late 2021. Prior to Ramaco, no production had occurred in this area since 2012.

5.2PREVIOUS EXPLORATION AND DEVELOPMENT

Prior to Ramaco’s control of the property in 2021, previous exploration included 4,821 holes drilled within or in proximity to both Ramaco’s Berwind and Knox Creek Complexes. Previous exploration activity dates back prior to 1910. A list of companies conducting exploration, number of holes drilled, total footage drilled, and approximate dates are shown in Table 5.2-1. Since property ownership has changed several times over the years, prior exploration drilling records are not fully available in original form.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Table 5.2-1 Previous Exploration

Company	Drill Holes	Drilled Footage	Year Drilled
Anker Coal Group, Inc.	57	25,087	Unknown
Consol Energy, Inc.	3,474	4,497,009	1970s-1980s
Georgia-Pacific	31	39,355	Unknown
Harmon Coal Company	1	750	Unknown
Island Creek Coal Coampany	70	114,561	Unknown
Jewell Ridge Coal Company	241	125,314	1960s-1990s
Jewell Smokeless Coal Corporation	473	221,931	1940s-2013
New River & Pocahontas Consolidated	73	50,287	1910s-Unknown
Olga Mining Company	22	17,434	Unknown
Paramont Coal Company Virginia, LLC	9	3,828	Unknown
Permac, Inc.	19	7,029	Unknown
Pocahontas Fuel Company, Inc.	25	18,649	Unknown
Republic Steel Corporation	98	47,738	Unknown
United Coal Company	126	53,973	Unknown
US Steel Corporation	1	617	Unknown
West Virginia Geological & Economic Survey	2	9	Unknown
Unknown	99	5,688	Unknown
Total	4,821	5,229,258

As can be seen in Table 5.2-1, Ramaco’s Berwind and Knox Creek Complexes have a rich history of coal exploration.  It should be noted that Consol Energy, Inc. has an exceptionally large number of drillholes because of its substantial participation in the natural gas industry in the area.

Organizing significantly large amount of data requires performing tasks such as; 1) removing drillhole duplicates (especially where companies change drillhole names to match their own naming conventions), 2) resolving multiple copies of drillholes “shared” between companies (i.e. different companies own different seams over the same area and agree to “share” drillhole data, but delete the data for their seams before sharing), 3) resolving localized seam naming differences, and 4) resolving different coordinate systems. These are significant (and on-going) tasks for Ramaco. WEIR’s review of Ramaco’s current drillhole database is highly complementary based on the results of its work to date on these matters.  Based upon thorough review of Ramaco’s compilation of this historical drilling data, it is WEIR’s opinion that this historical data is reliable for use in generating an accurate geological and quality model for the Berwind Complex.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT

6.1REGIONAL, LOCAL, AND PROPERTY GEOLOGY

6.1.1Regional Geology

The uppermost coal seams of interest (Jawbone and Tiller seams) within the Berwind Complex belong to the Norton Formation in Virginia of Early Pennsylvanian Age, which is stratigraphically equivalent to the Lower Kanawha and New River formations in southwestern West Virginia. The lower and primary coal seams of interest (Pocahontas and Squire Jim seams) belong to the Lee Formation of the Pottsville Group (Lower Pennsylvanian).  The depositional setting for these seams is complex and thought to be upper delta plain, with subsidence controlling the sedimentation rate. The Lower Pennsylvania (Pottsville) sedimentary strata of the coal-bearing rocks of the Pocahontas Formation rest uncomformably on the Mississippian Bluestone Formation of the Mauch Chunk Group.

The Norton and Lee Formations (Virginia nomenclature) encompass the Berwind Complex, which additionally is within the western margin of the folded and faulted Central Appalachian Basin, with deformation occurring during the Alleghany (post-Permian) Orogeny. The Dry Fork Anticline is a regionally persistent fold, which extends from Buchanan County, Virginia to Mercer County, West Virginia. The anticline passes through the center of the complex and plunges to the southwest. North of the Dry Fork Anticline, coal beds dip at approximately one degree to the northwest, while to the south, seams dip one to two degrees toward the Boissevain Fault to the south/southwest.

The coalbeds of the Norton Formation are interbedded with sandstones, shales, siltstones, and underclays. The sandstones are light gray, very fine to coarse grained, thin bedded to massive, and crossbedded, and consist of 50 to 65 percent quartz, with large proportions of white-weathering feldspar, mica flakes and dark mineral grains. The shales are medium to dark, thinly laminated, and carbonaceous. Horizontally laminated or crossbedded medium light gray siltstones and medium gray clayey to silty underclays occur in thin beds throughout the formation.

6.1.2Local Geology

The coal seams of interest within the Berwind Complex are in the Southwest Virginia Coal Field and the Southern Coal Field in West Virginia.  These coal seams are known for very high calorific value (Btu/lb) and high through low-volatile metallurgical coal characteristics, with high fluidity, low ash content, and low sulfur content.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

The Boissevain and Middle Creek faults are major northeast/southwest trending thrust faults, which pass through the southern boundary of the Berwind Complex and basically cut off resources to the south. The strata on the southeast side of the fault has been thrust upward, relative to the strata on the northern side, along a plane which is, in most places, inclined at approximately 45 degrees. Along much of the length of the fault, the strata have been overturned, and the fault offset is over 200 feet. The Boissevain and Middle Creek faults parallel the Richlands Fault, another large thrust fault to the south of the property, where Mississippian Age strata have been thrust above the Pennsylvanian coal-bearing formations. No mining has occurred south of the Boissevain and Middle Creek faults, within or near the complex.

The Canebrake Fault is a northwest/southeast trending fault, with an offset of approximately 200 feet based on evaluation of drillhole information. The upthrown side is to the north of the fault. Underground mining in the Red Ash Seam has occurred on both sides of the fault.  This fault passes across the Berwind Complex near its center.

6.1.3Property Geology

The primary coal seams of interest on the Berwind Property, in descending stratigraphic order, are the Tiller, Pocahontas No. 6, Pocahontas No. 5, Pocahontas No. 4, Pocahontas No. 3 and Squire Jim. All of the coal seams of interest outcrop on the property. The Canebrake Fault passes through the Berwind Property, however, it is not anticipated to adversely affect mining activities.

6.2MINERAL DEPOSIT TYPE AND GEOLOGICAL MODEL

The Berwind Complex resource area is a relatively flat lying, sedimentary deposit of Pennsylvanian Age.   The 34 coal seams in the Lee Formation and the overlying Norton Formation (Virginia nomenclature) account for approximately 3,000 feet of geologic section.  For internal planning, Ramaco models these seams from exploration results using the SurvCad® mine planning software package, completing model updates after each phase of exploration drilling.  WEIR modeled the reserves and resources using Datamine MineScape® Stratmodel geological modeling software. Exploration consists of core drilling for all the mineable seams, which is performed each year in advance of mining, to refine the resource boundary and to define limits of the mine plans. The WEIR geological model is discussed in more detail in Section 9.1.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

6.3STRATIGRAPHIC COLUMN AND CROSS SECTION

Figure 6.3-1 shows the stratigraphic column for the Berwind Complex. Cross sections related to the Berwind Complex can be found on Figure 6.3-2.

Figure 6.3-1 Berwind Stratigraphic Column

Pennsylvanian Age
Norton and Lee Formations (Virginia) Kanahwha, New River, and Pocahontas Formations (West Virginia)
Hagy (Glenalum Tunnel)
Upper Splash Dam
Middle Splash Dam
Lower Splash Dam
Upper Banner Rider (Gilbert)
Upper Banner 2
Upper Banner 1
Lower Banner Rider
Lower Banner 2
Lower Banner 1 (Big Fork)
Kennedy Rider
Kennedy 2 (Douglas)
Kennedy 1
Ally 2
Ally 1
Red Ash 3
Red Ash 2 (Raven, Lower Douglas, Jewell Ridge)
Red Ash 1
Jawbone 3 (Jawbone Rider, Iaeger)
Jawbone 2
Jawbone 1 (Tiller, Lower Iaeger)
Tiller 22
Tiller 12
Tiller 12 Leader
Castle
Lower Castle
Upper Seaboard 3
Upper Seaboard 2
Greasy Creek 3
Greasy Creek 2 (Castle)
Greasy Creek 1
Lower Seaboard 4 & 3 (Sewell B & A, respectively)
Lower Seaboard 2 (Sewell)
Lower Seaboard 1
Upper Horsepen 2 (Welch)
Upper Horsepen 1
Middle Horsepen 2
C2 (Little Raleigh)
114 Pocahontas 11 (War Creek, Beckley)
102 Pocahontas 10
Lower Horsepen 3
Lower Horsepen 1 (Fire Creek)
Pocahontas No. 9-3
Pocahontas No. 9-2
Pocahontas No. 8-1
Pocahontas No. 7-3
Pocahontas No. 7-2
Pocahontas No. 6-3
Pocahontas No. 6-2
Pocahontas No. 5-3
Pocahontas No. 5-2
Pocahontas No. 5-1
Squire Jim Leader

Generalized Stratigraphic Section

Prepared For
Ramaco Resources, Inc.

Weir International, Inc.
Mining, Geology and Energy Consultants

Job 6362

March 2023

March 9, 2023	Page 28

Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 6.3-2 Berwind Stratigraphic Sections

A'
B'
B
A
West Virginia
Virginia
Stratigraphic Section Locations
Miles

SECTION A-A'

SECTION B-B'

Stratigraphic Sections

Prepared For
Ramaco Resources, Inc.

WEIR
Weir International, Inc.
Mining, Geology, and Energy Consultants

Job 6362 March 2023

March 9, 2023	Page 29

Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

7.0	EXPLORATION

7.1NON-DRILLING EXPLORATION

Drilling has served as the primary form of exploration within the Berwind Complex.  In addition to exploration drillholes, seam outcrop measurements, in-mine measurements, and survey points taken from mine maps of previous operations were considered.  A total of 194 seam outcrop measurements, 356 mine measurements, and 887 survey points were incorporated in modeling the deposit.  Data from degasification, coal bed methane, and water wells were also incorporated in the geological model, including a total of 4,188 drillholes.

7.2DRILLING

Ramaco’s exploration activities involve rotary and continuous core drilling performed by competent contract drilling companies.  In addition to providing information about the coal seams present, the exploration drilling also provides core samples of roof strata and floor strata for geotechnical evaluation which is stored and evaluated as needed. The geologist’s drilling logs are checked against the geophysical logs for thickness accuracy and to confirm core recovery. Drillholes with core recovery of less than 90 percent are noted and subsequently reviewed in consideration for re-drilling.  The successful acquisition of accurate geophysical logs for holes with poor core recovery play an important role in the decision to re-drill, since improvements in lithology recognition in geophysical logging has significantly improved over the years.

Once recovered, all core samples are boxed, photographed, and stored.  Coal seam core samples are sent to laboratories for quality analyses.  Caliper, density, gamma, and resistivity downhole geophysical logs are completed as drill site and hole conditions allow.  Each drillhole collar location is surveyed using RTK GPS equipment to obtain accurate coordinates for subsequent modeling efforts.

Table 7.2-1 summarizes data for Ramaco’s drilling programs.

Table 7.2-1 Drilling Programs

				Hole Type		Number of Holes with Base Data
		Total				Drill		Downhole			Lab
		Number of				Hole	Geophysical	Deviation	Geologist's	Driller's	Analyis
Drilling Series	Program Dates	Drill Holes	Drilled Footage	Rotary	Core	Header	Logs	Log	Log	Log	Certificates
BL Series	2021-2022	59	47,347	45	14	59	28	—	59	59	5
BL Series	2015-2021	67	46,378	28	39	67	66	—	37	28	17
		126	93,725	73	53	126	94		96	87	22

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Referring to the drilling programs outlined in Table 7.2-1, the BL (Berwind) series of drillholes are intended both for in-fill drilling on the complex and to better establish boundaries of previously mined areas. Quality control procedures followed by Ramaco geologists are clearly defined.  Ramaco’s field geologists take specified steps to protect sample integrity and to ensure core samples are always under Ramaco geologist’s control.  These steps include the following:

●	Field geologist to be on site whenever drilling is occurring
●	Geologist’s log to be created for each drillhole
●	Each drillhole to be logged using geophysical methods if physically possible
●	Geologist to compare field geologist’s logs to the e-log data
●	Geologist to compare the core samples against both field geologist’s logs and e-logs to confirm coal thickness
●	All immediate roof, coal and immediate floor core are to be boxed and photographed
●	Quality sample sheets to be filled out, provided to a supervisor for approval and shipped to the laboratory
●	Once core samples have been analyzed, field geologists to scrutinize the resulting quality data for accuracy

WEIR did not have direct involvement with the planning, implementation, or supervision of Ramaco’s drilling programs. However, having reviewed the details of Ramaco’s drilling programs, and having had several technical discussions with Ramaco’s geologists on results, WEIR finds the results to be consistent with industry standards and appropriate for use in the estimation of reserves and resources.

WEIR did not observe core samples in person, however, Ramaco provided photos of core logs for 19 drillholes.  In review of these photos, WEIR found the cores to be representative of the data reported for each drillhole.

7.3HYDROGEOLOGICAL DATA

Hydrological data for the complex is generally obtained from existing wells and surface water monitoring locations in proximity to Ramaco’s existing and planned operations.  No additional exploration is performed specifically for the purposes of hydrological study. See Section 13.1.2, Hydrogeological Model, for more detail.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

7.4GEOTECHNICAL DATA

Ramaco does not specifically gather geotechnical data at its existing or planned operations at the Berwind Complex.  See Section 13.1.1, Geotechnical Model, for more detail.

7.5SITE MAP AND DRILLHOLE LOCATIONS

A map showing the location of all drillholes on the Berwind Complex is provided on Figure 7.5-1.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 7.5-1 Drillhole Locations

N
Welch
Kimball
Premier
Paynesville
McDowell County
Berwind Complex
Squire
WEST VIRGINIA
VIRGINIA
Bandy
Tazewell County
Gap Store
Smith Ridge
Deskin Mountain
Pounding Mill
Cedar Bluff
Claypool Hill
0 0.5 1 2 3 4 5
Miles
Weir International, Inc.
Mining, Geology and Energy Consultants

Figure 7.5-1
Berwind Complex
McDowell County, West Virginia,
and Buchanan and Tazewell
Counties, Virginia

Drillhole Location Map

Prepared For
Ramaco Resources, Inc.

March 9, 2023	Page 33

Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

7.6OTHER RELEVANT DRILLING DATA

Ramaco generally uses one of several local drilling companies, based on availability and pricing.  Downhole geophysical logging is typically performed by Marshall Miller & Associates of Bluefield, Virginia.  Coal quality analyses are typically performed by Precision Testing Laboratory, Inc. of Beckley, West Virginia.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

8.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY

8.1SAMPLE PREPARATION METHODS AND QUALITY CONTROL

Relative to the drilling overseen by Ramaco, once the target coal seam has been drilled the coal core is stored in plastic lined wooden core boxes. The core is photographed, and the coal seam is measured and described by the geologist. The geologist’s seam thickness measurements are cross checked against geophysical logs for thickness accuracy and to confirm core recovery.

8.2	LABORATORY SAMPLE PREPARATION, ASSAYING, AND ANALYTICAL PROCEDURES

8.2.1SGS North America Inc.

Ramaco used SGS North America Inc. (SGS) located in Sophia, West Virginia as its primary laboratory for coal analyses, since 2016.  Typically, once quality samples were bagged and labeled at the mine, the samples were delivered to SGS for quality analyses.  The samples were first prepared by crushing, splitting, and sizing.  The analyses performed included Proximate, Washability, Ash Fusion, Ultimate, Ash Mineral, Dilatometer, Plastometer, Trace Elements, and Petrographics.  SGS is certified by the ANSI National Accreditation Board.  SGS performs all of the coal analyses to ASTM standards.

8.2.2Precision Testing Laboratory, Inc

Ramaco has utilized Precision Testing Laboratory, Inc. (Precision) located in Beckley, West Virginia beginning in 2016. Also certified by the ANSI National Accreditation Board, Precision performs all the coal analyses to ASTM standards.  Once quality samples are bagged and labeled at the mine, the samples are delivered to Precision for quality analyses. The samples are first prepared by crushing, splitting, and sizing.  The analyses performed included Proximate, Washability, Ash Fusion, Ultimate, Ash Mineral, Dilatometer, Plastometer, Trace Elements, and Petrographics.

8.2.3Other Laboratories

As outlined in Section 5.2, WEIR relied upon drillhole data from prior property owners.   The quality data from other laboratories appears to be valid and appropriate to include in this study based upon available documentation and consistency of the data between the different sources.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

8.3QUALITY CONTROL PROCEDURES AND QUALITY ASSURANCE

As ANSI certified laboratories, both SGS and Precision have in-house quality control and assurance procedures.  Both are a well-known and respected providers of coal quality analysis services.

8.4	SAMPLE PREPARATION, SECURITY, AND ANALYTICAL PROCEDURES ADEQUACY

Once in possession of the samples, Precision’s standard sample preparation and security procedures are followed. After the sample has been tested, reviewed, and accepted, the disposal of the sample is done in accordance with local, state and EPA approved methods.

WEIR has determined the sample preparation, security and analysis procedures used for the Berwind Complex’s drillhole samples meet current coal industry standards and practices for quality testing, with laboratory results suitable to use for geological modeling, mineral resource estimation and economic evaluation.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

9.0	DATA VERIFICATION

9.1DATA VERIFICATION PROCEDURES

Ramaco provided WEIR copies of all available drilling records for the Berwind Complex, which included Excel spreadsheets, driller’s log, field geologist’s logs, core photographs, quality results sheets from the coal quality laboratories, mine measurement tables, as well as drawing files or PDFs of the e-logs. Each hole in the database was individually checked by WEIR against a copy of the driller’s and/or geologist’s log to confirm data accuracy.

Geological reviews performed by WEIR included:

•	Drillhole lithology database comparison to geophysical logs
•	Drillhole coal quality database comparison to quality certificates

After completing the precursory verifications and validations described above, the drillhole data was loaded into Datamine’s MineScape® Stratmodel, a geological modeling software.  MineScape provides robust error checking features during the initial data load, which include confirmations of seam continuity, total depth versus hole header file data, interval overlap, and quality sample continuity with coal seams.  Once the drillhole data was loaded, a stratigraphic model was created.

Several further verifications were then possible, which included:

•	Creating cross sections through the model to visually inspect if anomalies occur due to miscorrelation of seams
•	Creating structural and quality contour plots to visually check for other anomalies due to faulty seam elevations or quality data entry mistakes in the drillhole database

Typical errors that may impact reserve and resource estimates relate to discrepancies in original data entry, and may include:

•	Incorrect drillhole coordinates (including elevation)
•	Mislabeled drillhole lithology
•	Unnoticed erroneous quality analyses where duplicate analyses were not requested
•	Excessive drillhole core loss

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

WEIR conducted a detailed independent geological evaluation of data provided by Ramaco to identify and correct errors of the nature listed above.  Where errors are identified and cannot be successfully resolved, it is WEIR’s policy to exclude that data from the geological model.  Based on WEIR’s geological evaluation of data provided, 81 drillholes were excluded from the drillhole database due to various reasons.

9.2DATA VERIFICATION LIMITATIONS

Limitations of data verification included incomplete or missing records for some drillholes. The primary reason for this situation is incomplete data transfers upon change in property ownership.  Based on its modeling results, WEIR found some of the drillholes with incomplete data to be consistent with the deposit and appropriate to include in WEIR’s geological model.

9.3ADEQUACY OF DATA

It is WEIR’s opinion that the adequacy of sample preparation, security, and analytical procedures for holes and procedures that were drilled by Ramaco after acquiring the property is acceptable and that these methods meet typical industry standards. Ramaco employs detailed process and procedures, described in Section 8.4, that are followed each time a core hole is to be sampled.  The Ramaco geologist’s logs for these holes contain sampling descriptions and lithologic descriptions that are sufficiently detailed to ascertain that an experienced geologist supervised the drilling and sampling.  Ramaco coal quality analyses are performed by SGS to ASTM standards, as detailed in Section 8.0.

The adequacy of sample preparation, security, and analytical procedures are generally unknown for drillholes that were drilled prior to Ramaco acquiring the initial leases in 2016.  However, the geologist’s logs for these holes contain sampling descriptions and lithologic descriptions that are sufficiently detailed to ascertain that an experienced geologist supervised the drilling and sampling. It is unknown if all coal quality analyses were performed to ASTM standards by qualified laboratories, as detailed in Section 8.0, however, this legacy drillhole information was included as the samples matched the coal seam intervals and reported quality data that was consistent between the different data sources. Model verifications further support WEIR’s high level of confidence that a representative, valid, and accurate drillhole database and geological model have been generated for the Berwind Complex that can be relied upon to estimate coal resources and reserves to an accuracy that is acceptable for this report’s specified standards.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING

10.1MINERAL PROCESSING TESTING AND ANALYTICAL PROCEDURES

Daily clean coal samples are taken to ensure specifications are met for each clean coal shipment. The testing is performed by SGS on samples obtained from various conveyor and stockpile locations prior to shipping clean coal products. Proximate and oxidation analyses are performed on the samples.  Train and sublot samples include all petrographic and rheology analyses for each individual customer specification.

In addition to the clean product samples, individual circuit samples are performed routinely on both the tailings and product to ensure proper recovery or the presence of misplaced material. These results help ensure both proper preparation plant operation and coal product classification. Coal tonnages for raw and post-processed products are estimated using standard belt scales, which are calibrated monthly against the end of month survey data summary reports.

Efficiency testing is performed on all critical preparation plant circuitry on an on-going basis to help ensure proper coal and non-coal separations are occurring throughout the preparation plant processing operation. This performance testing is extensive and involves measuring flow rates, pressures, moistures, reagent application rates, size fractions, specific gravity, and coal quality at specific locations from raw feed through clean coal products and tailings.

10.2MINERALIZATION SAMPLE REPRESENTATION

Coal deposits originate in flat, low-lying ground within deltas, alluvial plains, and coastal systems, and as such are a relatively homogeneous, sedimentary mineral occurrence. The deposit within the Berwind Complex area exhibits homogeneous characteristics and does not show any substantial variations in mineralization types or styles that would adversely affect processing or saleability of the coal.  Sample data are well representative of the deposit as a whole.

10.3ANALYTICAL LABORATORIES

Coal sample analyses performed by Precision are described in Section 8.2.1.  Preparation plant circuitry performance is maintained by plant staff through the plant monitoring systems.  SGS performs daily analysis on the collected clean coal samples from automated samplers and any

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

raw coal samples collected. Typical analysis on daily runs is proximate analysis only plus oxidation. Train and sublot samples with petrographics and rheology are performed per individual customer specifications.

10.4RELEVANT RESULTS AND PROCESSING FACTORS

Coal recovery and resulting product quality are primary concerns for any coal preparation plant.  A coal preparation plant’s recovery and resulting quality of its saleable products are dependent on ROM coal quality and the efficiency at which non coal impurities are removed by the preparation plant process. Tracking and adjusting throughput rates for different plant circuitry, based on ROM coal feed quality, are critical to plant efficiency and product quality. The Berwind Preparation Plant processes ROM coal at specific gravities ranging from 1.50 to 1.65, depending on customer specifications, in order to produce saleable metallurgical coal products.

The Berwind Preparation Plant commenced operating in November 2022, after refurbishment.   Historical preparation plant recovery from November 2022 through January 2023, based on plant belt scale records, is summarized in Table 10.4-1 as follows:

Table 10.4-1 Historical Preparation Plant Recovery

	Nov	Dec	Jan
	2022	2022	2023	Average
Raw Tons Processed	103,333	123,001	153,229	126,521
Clean Tons Processed	40,280	36,218	48,226	41,575
Plant Recovery (%)	39.0	29.4	31.5	32.9

The Berwind Preparation Plant historical (2022) and projected LOM Plan preparation plant recovery is shown on Figure 10.4-1.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 10.4-1 Preparation Plant Recovery

Preparation plant recovery and saleable product quality are expected to track closely with the modeled recovery from raw coal analysis, once adjusted for out of seam dilution (OSD) mined by the surface and underground mines.

The testing procedures described above provide validation for modeled data and help to ensure coal sales specifications are met for resulting saleable coal products.  The testing also helps to maintain preparation plant efficiency at a high level so that processing costs are minimized.

10.5DATA ADEQUACY

Ramaco employs testing and analytical procedures in accordance with industry standards, which result in efficient preparation plant operations and provides the necessary quality control to meet product quality and quantity projections.  The testing performed is sufficient to support the projected preparation plant yield and saleable product quality for the LOM Plan.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

11.0	MINERAL RESOURCE ESTIMATES

The coal resources, as of December 31, 2022, are reported as in-place resources and are exclusive of reported coal reserve tons (see Section 12.0 for reserve tonnage estimates).  Resources are reported in categories of Measured, Indicated, and Inferred tonnage in accordance with Regulation S-K Item 1302(d).

In addition to the currently active mines, there are numerous other resource areas within the Berwind Complex which Ramaco may plan and/or permit at a future date.

11.1KEY ASSUMPTIONS, PARAMETERS, AND METHODS

Data Sources

Planimetric data was provided by Ramaco in AutoCAD format and primarily included base map information such as rivers, drainages, roads, mine features, and property boundaries.

Ramaco provided WEIR drillhole data, which included survey, lithology, and coal quality information. This data was provided in different formats including Excel, ASCII files and PDFs. Geophysical logs, coal quality certificates, driller’s logs, geologist’s logs, downhole deviation data, and drillhole survey records were provided as scanned PDF files and AutoCAD drawing files. Data was provided for 4,290 drillholes, 4,188 holes of which are included in the geological model.

In-mine seam thickness and floor measurement from previous operations’ mine maps were provided in tabular file format. These mine measurements included 356 data points. Mine measurement data points were used to model coal seam thickness and structure but were not used as points of observations in estimating resource confidence.

Coal quality data for 625 drillholes was provided for the Berwind Complex.  Of the 625 drillholes, 558 holes were used in the quality model.  Data was provided in Excel format along with quality certificates in PDF.

Reasons for excluding drillhole quality samples in the modeling process included:

•	Poor core recovery noted in the driller’s logs.
•	Quality logs that could not be matched to a drillhole.
•	The qualities listed for the hole were not relevant to the model (for example raw Btu/lb. or sulfur were supplied, but not final product Btu/lb. or sulfur). The only relevant raw

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

values used are specific gravity and raw ash.  Both are derivable from one another and have bearing on estimated in-place tons.

•	Analyses were not performed at the appropriate wash specific gravity

Geological Model

The Berwind Complex geological model was developed by using seam surface grids that were created in Datamine’s MineScape® Stratmodel (MineScape) geological modeling software.

Topography data was gridded using MineScape software and a grid cell size of 50 feet by 50 feet from the USGS on-line 3-D Elevation Project data source. The resolution of the topography data is 1/3 arc-second, which results in approximately a 30 by 30 feet data point spacing.  The gridded USGS topography contours were compared to drillhole collars. WEIR investigated significant collar elevation discrepancies. Most differences are due to original drillhole locations being covered with burden or being subsequently mined. Drillholes for which such discrepancies could not be resolved were not used in the model.

The seam surfaces and thicknesses were created by loading the drilling and mine measurement data into MineScape and gridding the seam intercepts using a grid cell size of 150 feet by 150 feet.  The parameters used to create the model are defined in the MineScape modeling schema which is a specification of modeling rules that is created for the site. The MineScape interpolators that were used in this study are common in most mine planning software packages. The Planar interpolator is a triangulation method with extrapolation enabled.  Finite Element Analysis (FEM) is a widely used method for numerically solving differential equations arising in engineering and mathematical modeling. A trend surface is used in MineScape to promote conformability for the modeled seams to regional structures such as synclines, anticlines, or simply seam dip.  MineScape caters to using different interpolators for thickness, roofs and floors (surfaces), and the selected trend surface as they are all modeled separately. The interpolator used for each of these items is selected on the basis of appropriateness to the data sets involved, as well as modeling experience.  Stratigraphic Model Interpolators are shown in Table 11.1-1, as follows:

Table 11.1-1 Stratigraphic Model Interpolators

Interpolator	Parameter	Power/Order
PLANAR	Thickness	0
FEM	Surface	1
PLANAR	Trend	0

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Ninety-eight (98) coal seams (including seam splits) were modeled for the Berwind Complex.  A summary of drillhole statistics for the 19 seams that WEIR considered to have economic potential for the Berwind Complex are shown in Table 11.1-2.  These statistics involve the 1,900 drillholes, out of the total 4,188, that can be allocated to the Berwind Complex versus the Knox Creek Complex.

Table 11.1-2 Drillhole Statistics

				Average	Minimum		Maximum		Standard
SEAM		In Mine	Number of	Thickness	Hole	Thickness	Hole	Thickness	Deviation
CODE	Seam	Plan	Intercepts	(Feet)	Name	(Feet)	Name	(Feet)	(Feet)
RED2	Red Ash 2	No	74	3.4	06DGBU9	0.4	J-564	9.5	1.60
TL22	Tiller 2-2	No	131	1.8	J-642-10	0.2	27-B	7.0	0.93
TL12	Tiller 1-2	No	173	1.9	06DGS54	0.1	74AM16	7.1	0.91
GCK2	Greasy Creek 2	No	461	2.1	75KC12	0.1	07AV150	8.4	1.45
MHP2	Middle Horsepen 2	No	771	1.9	76AI9	0.0	80B65	6.4	0.49
P114	114 Pocahontas 11	No	680	2.9	78A229	0.0	GPPC-010	12.0	1.16
P102	102 Pocahontas 10	No	488	1.5	78A229	0.0	01DGTA16	6.4	1.01
PO92	Pocahontas No. 9-2	No	860	2.2	78AM160	0.0	84AM167	8.6	1.41
PO91	Pocahontas No. 9-1	Yes	456	1.9	05DGTA64	0.1	78A224	8.3	1.55
PO62	Pocahontas No. 6-2	Yes	698	1.5	AM14	0.0	BL21-18R	7.7	1.11
PO53	Pocahontas No. 5-3	Yes	671	1.3	05DGTA61	0.1	AM6	6.3	0.60
PO51	Pocahontas No. 5-1	Yes	719	2.1	02DGTA52	0.1	07B2	8.0	1.26
PO4R	Pocahontas No. 4 Rider	Yes	433	1.0	BL21-36R	0.0	88-AM-197	4.4	0.48
PO42	Pocahontas No. 4-2	Yes	723	3.2	B67	0.1	84AM171	8.6	2.00
PO33	Pocahontas No. 3-3	Yes	41	0.9	78AM141	0.0	04DGP55	2.2	0.64
PO32	Pocahontas No. 3-2	Yes	676	2.6	PCP-077	0.0	77B15	11.0	1.59
SQJ4	Squire Jim 4	Yes	189	0.5	10AM220	0.1	AM15	2.5	0.37
SQJ3	Squire Jim 3	Yes	365	0.6	AM14	0.0	09CNXTA184	4.7	0.56
SQJ2	Squire Jim 2	Yes	492	2.8	11DGX58	0.1	77AM132	9.0	1.03

The gridded coal seam structure and coal seam thicknesses were validated against drillhole information to ensure that the data was properly modeled.  Inconsistencies between modeled seam surfaces and surrounding drillholes were investigated and any confirmed errors in the drillhole data or model parameters were corrected.  This process was repeated until a final version of the model was developed.

Coal Quality Model

The drillhole data described previously in this report were used to create a washed coal quality model that included raw ash and raw relative density.  The washed quality model values were based on a specific gravity float of 1.50.

The drillholes were verified to ensure that the seam depths used in the lithology file matched the sample depths in the quality file.  Coal quality samples were loaded into MineScape and composited against the drillhole thicknesses.  The composited values were then gridded using

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

a grid cell size of 200 feet by 200 feet and the inverse distance weighted (squared) interpolator.  The following quality data was modeled for all seams:

•	Raw
➢	Ash, Dry weight percent
➢	Relative Density
•	Float @ 1.50 Specific Gravity
➢	Ash, Dry weight percent
➢	Calorific Value, Dry Btu/lb
➢	Total Sulfur, Dry weight percent
➢	Volatile Matter, Dry weight percent
➢	Audibert-Arnu Maximum Dilation (ARNU), Dry percent
➢	Coal Oxidation by Light Transmittance, Dry percent
➢	Total Inerts, Dry weight percent
➢	Rank Index
➢	Composition Balance Index
➢	Gieseler Maximum Fluidity, Dry DDPM
➢	Hargrove Grindability Index
➢	Reflectance (ROMAX), Dry percent
➢	Calculated Stability Index
➢	Free Swell Index
➢	Yield, weight percent

Quality contours were generated from the grids to check outlier values.

Additional Resource Criteria and Parameters

Based on WEIR’s review and evaluation of the data and plans relative to the Berwind Complex, resource estimation criteria were applied to ensure reported mineral resource tonnage has a reasonable prospect for economic extraction.  Resource criteria and parameters for the Berwind Complex are as follows:

•	Resources were estimated as of December 31, 2022.
•	Underground areas where coal thickness did not meet a minimum thickness of 2.0 feet were excluded from the resource estimate.
•	Underground areas within 200 feet of old mine workings were excluded from resource estimates.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

•	Underground areas with less than 100 feet of cover were excluded from resource estimates.
•	Surface and highwall mining areas where coal thickness did not meet a minimum thickness of 1.0 feet were excluded from the resource estimate.
•	Surface areas, where there was no subsequent highwall mining, and where stripping ratio exceeds 20:1, were excluded from the resource estimate.
•	Tonnage outside of current LOM plans, but within existing property control, and meeting the criteria listed here, is classified as Resource tonnage and is reported exclusive of Reserve tonnage.
•

Coal density (pounds per cubic foot) is based on apparent specific gravity data from analyses of dill hole samples and channel samples, where available.  Otherwise, it is based on raw coal ash (dry basis) using the formula [1.25+(Ash/100)] x 62.4 pounds per cubic foot

11.2ESTIMATES OF MINERAL RESOURCES

The coal resources, as of December 31, 2022, are reported as in-place resources and are exclusive of reported coal reserve tons (see Section 12.0).  Resources are reported based on the coal resource estimate methodology described and are summarized in Table 11.2-1 as follows:

Table 11.2-1 In-Place Coal Resource Tonnage and Quality Estimate, as of December 31, 2022

							Coal Quality (Raw Dry Basis)
	Area	Average Coal	In-Place Resources (000 Tons)				Ash	Relative
Seam	(Acres)	Thickness (Ft)	Measured	Indicated	Total	Inferred	(%)	Density (Lbs/CF)
Red Ash 2	2,420	3.5	15,740	—	15,740	—	8.3	86.48
Tiller	2,210	3.8	11,230	—	11,230	—	22.4	92.68
Greasy Creek 2	675	2.3	3,325	—	3,325	—	30.6	97.27
Pocahontas 11	1,295	3.1	8,030	—	8,030	—	22.6	91.73
Pocahontas 10	2,055	2.8	11,075	—	11,075	—	15.9	87.94
Pocahontas 9-2	5,513	3.2	33,226	45	33,271	—	17.0	86.95
Pocahontas 9-1	5,145	3.0	9,700	15,920	25,620	4,495	17.0	88.61
Pocahontas 6	1,411	2.7	8,303	—	8,303	—	38.1	101.74
Pocahontas 5	7,655	3.0	41,755	1,512	43,267	—	11.4	85.44
Pocahontas 4	6,609	4.5	50,233	6,683	56,916	—	18.2	88.96
Pocahontas 3	22,457	3.0	122,493	8,482	130,975	—	16.2	88.02
Squire Jim	42,670	3.2	243,471	37,734	281,205	—	25.0	94.39
Total	100,115	3.2	558,581	70,376	628,957	4,495	20.4	91.06

Notes:

•

Mineral Resources reported above are not Mineral Reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the Mineral Resources estimated will be converted into Mineral Reserves. Mineral Resources reported here are exclusive of Mineral Reserves.

•

Resource probable economic mineability based on underground minable resources with 2.0 feet minimum seam thickness, surface and highwall mines with 1.0 feet minimum seam thickness, area mining with a cutoff stripping ratio of 20:1, and primarily metallurgical low and mid volatile coal product realizing a sales price of $169 per ton at a cash cost of $101 per clean ton (FOB Mine)

•	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding

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11.3	TECHNICAL AND ECONOMIC FACTORS FOR DETERMINING PROSPECTS OF ECONOMIC EXTRACTION

A Preliminary Feasibility Study was conducted to assess the prospects for economic extraction of coal within the Berwind Complex.

Ramaco’s forecasted Berwind Complex FOB mine coal sales prices are $168.91 per ton in 2023, $168.90 in 2024, $168.54 in 2025 and thereafter $166.56 to $177.00 per ton through 2049. Ramaco’s sales price projections conform to published forward price curves for coal of similar quality to that of the Berwind Complex.  The sales price is further supported in Section 16.0 of this report.

Capital expenditures are discussed in further detail in Section 18.1. In summary, capital expenditure costs are projected to average $9.77 per ton over the Berwind Complex LOM Plan, compared to the actual average Berwind Complex capital expenditure cost of $153.43 per ton from 2018 through 2022. The period from 2018 through 2022 included high development capital and low production for the Berwind No. 1 Mine and high capital expenditures for refurbishing the Berwind Preparation Plant.

Operating cash costs are discussed in further detail in Section 18.2. In summary, operating cash costs are projected to average $100.67 per ton over the Berwind Complex LOM Plan, compared to actual average Berwind Complex operating cost of $114.98 per ton from 2018 through 2022. The historical costs were elevated as a result of development of the thinner Pocahontas 3 Seam to access the Pocahontas No. 4 Seam at the Berwind No. 1 Pocahontas 4 Deep Mine.

Total projected capital expenditures and operating cost of $110.43 per ton and a coal sales price per ton as indicated above, provide a reasonable basis for WEIR to determine that all underground mineable coal with thickness greater than 2.0 feet, surface and highwall mineable coal with seam thickness greater than 1.0 feet, and surface and contour mineable coal with stripping ratio of approximately 20:1 or lower, has prospects of economic extraction within the Berwind Complex.

11.4MINERAL RESOURCE CLASSIFICATION

Mineral Resource estimates prepared for the Berwind Complex are based on the Regulation S-K Item 1302(d), which established definitions and guidance for mineral resources, mineral

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reserves, and mining studies used in the United States. The definition standards relative to resources are as follows:

Mineral Resource:

Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable.  It is not merely an inventory of all mineralization drilled or sampled.

•

Inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

•

Indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

•

Measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a Qualified Person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral

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resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

Geostatistical methods were applied to drillhole and mine measurement coal thickness data for four primary seams at the Berwind Complex to develop variogram ranges (radii) used for resource classification.  Figure 11.4-1 illustrates the variogram for the Tiller No. 1 Seam, containing 649 seam thickness measurements. Table 11.4-1 shows the sample count, Measured and Indicated resource ranges determined by the variogram model, and average sample spacing in feet for the Jawbone No. 1, Pocahontas No. 4, and Tiller No.1 and No. 2 seams at the B.  Variographic ranges were similar in each seam, demonstrating seam thickness continuity over 9,000 feet in each case. Theoretical ranges estimated for Measured (to 3,000 feet) and Indicated (to 9,200 feet) resources in the analysis demonstrates the spatial continuity of mineable coal seam thickness at the Berwind Complex.

Figure 11.4-1 Variogram Model Tiller No. 1 Seam Thickness

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Table 11.4-1 Theoretical Variogram Ranges

Variogram	Figure	Sample Count	Measured Range (Ft)	Indicated Range (Ft)
Jawbone No. 1 Seam	1	1,290	2,250	6,800
Pocahontas No. 4 Seam	2	865	7,300	22,000
Tiller No. 1 Seam	3	649	3,050	9,200
Tiller No. 2 Seam	4	702	4,800	14,500

As depicted above, variability in drillhole thickness measurements is highly correlated with the distance between individual drillholes, in particular within the theoretical ranges for Measured and Indicated tonnage. Additionally, WEIR’s generation and review of the applicable quality contours further supports the continuity of coal quality throughout the deposit. Table 11.4-2 shows overall quality parameters for the coal seams at the Berwind Complex.

Table 11.4-2Statistics for Composited Drillhole Samples

Quality Parameter	Number of Samples	Total Sample Length (Ft)	Minimum Value	Maximum Value	Average Value
Audibert-Arnu Maximum Dialation (%)	116	314	0	300	188
Composition Balance Index	48	135	0.51	7.63	5.38
Free Swell Index	374	1,020	3.1	9	8.6
Gieseler Maximum Fluidity (DDPM)	219	586	1	30,000	9,457
HGI	17	60	94	105	99
Inerts (%)	61	169	8.2	36.3	25.8
Raw Ash (%)	357	984	2.7	62.1	20.4
In-Place Relative Density	925	2,585	1.27	1.96	1.44
Reflectance (ROMAX, %)	112	323	1.2	1.71	1.45
Rank	48	135	0.6	7.0	4.7
Stability Index	99	289	42.0	65.0	55.7
Coal Oxidation by Light Transmittance (%)	17	60	97.0	99.0	97.7
Ash (%)	809	2,223	2.0	19.1	5.9
BTU/lb	507	1,361	12,509	15,505	14,627
Sulfur (%)	803	2,206	0.37	3.50	0.85
Volatiles (%)	721	1,983	15.5	37.4	26.2
Yield (%)	923	2,582	10.4	100.0	74.8

Note: Unless otherwise specified, analyses are on a Dry Basis for coal washed at 1.50 specific gravity

Within the Measured and Indicated classifications, WEIR has demonstrated a level of geological confidence sufficient to allow for the application of modifying factors to support detailed mine planning and evaluation of the economic viability of the deposit. Beyond the four coal seams mentioned above, there are no outlier seams being considered for resources that display anomalous behavior in comparison.  As such, classification radii utilized by WEIR in this study are as follows:

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•	Measured: 0 - 3,000 feet (based on 905 observations informing estimate of coal thickness within this range)
•	Indicated: 3,000 - 9,200 feet (based on 905 observations informing estimate of coal thickness within this range)
•	Inferred: greater than 9,200 feet (based on 905 observations informing estimate of coal thickness within this range)

11.5UNCERTAINTY IN ESTIMATES OF MINERAL RESOURCES

Mining is a high risk, capital-intensive venture and each mineral deposit is unique in its geographic, social, economic, political, environmental, and geologic aspects.  At the base of any mining project is the mineral resource itself.  Potential risk factors and uncertainties in the geologic data serving as the basis for deposit volume and quality estimations are significant considerations when assessing the potential success of a mining project.

Geological confidence may be considered in the framework of both the natural variability of the mineral occurrence and the uncertainty in the estimation process and data behind it.  The mode of mineralization, mineral assemblage, geologic structure, and homogeneity naturally vary for each deposit.  Structured variability like cyclic depositional patterns in sedimentary rock can be delineated mathematically with solutions like trend surface analysis or variography. Unstructured variability, in the distribution of igneous rock composition, for example, is more random and less predictable.

The reliability of mineral resource estimation is related to uncertainties introduced at different phases of exploration. Resources meeting criteria for Measured, Indicated, and Inferred categories are determined by the quality of modeled input data, both raw and interpreted.  An exploration program comprises several stages of progressive data collection, analysis, and estimation, including:

●	Geological data collection
●	Geotechnical data collection
●	Sampling and assaying procedures
●	Bulk density determination
●	Geological interpretation and modeling
●	Volume and quality estimation
●	Validation
●	Resource classification and estimation

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Error may be introduced at any phase.  Data acquisition and methodologies should be properly documented and subject to regular quality control and assurance protocols at all stages, from field acquisition through resource estimation.  Managing uncertainty requires frequent review of process standards, conformance, correctional action, and continuous improvement planning.  Risk can be minimized with consistent exploration practices that provide transparent, backwards traceable results that ultimately deliver admissible resource estimates for tonnage and quality.

As discussed in Sections 8.0, 9.0, and 10.0, it is WEIR’s opinion that Ramaco’s methodology of data acquisition, record-keeping, and QA/QC protocols are adequate and reasonable for resource estimation at the Berwind Complex. In summary, WEIR has reviewed all geologic and geotechnical data inputs, collection protocols, sampling, assaying, and laboratory procedures serving as the basis for the deposit model, its interpretation, and the estimation and validation of the volume and quality of coal resources at the Berwind Complex. The spatial continuity of all seams with resource attributes at the Berwind Complex is well demonstrated by professionally developed, well maintained, quantitative and qualitative data. WEIR finds no material reason, regarding geologic uncertainty, that would prohibit acceptably accurate estimation of mineral resources.

11.6ADDITIONAL COMMODITIES OR MINERAL EQUIVALENT

There are no other commodities or minerals of interest within the Berwind Complex resource area other than the coal deposit discussed in this TRS.

11.7RISK AND MODIFYING FACTORS

The existing and planned underground mines in the complex are above drainage and relatively dry, which decreases the risk for bad floor conditions from the presence of underclays.

The consistency of the seams within the complex and good exploration drilling coverage combine to reduce geological risks at the complex.  This also relates to product quality risks, which WEIR sees as low for the same reasons.  The appearance and disappearance of partings within mined benches is expected and is difficult to accurately map without extensive drilling.  However, these partings are of little consequence to the final product, apart from the marginal additional processing costs involved at the preparation plant for non-coal partings removal.

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A large percentage (approximately 99 percent) coal deeds and leases in planned mining area have been secured by Ramaco at the Berwind Complex and WEIR finds no high risks associated with these coal deeds and leases. Resources that exist in currently unplanned mining areas are well situated for potential mining as the total size of the uncontrolled areas are not significant in comparison to the total acres in potential mining areas.

Risk is also associated with volatility of coal market prices. Significant variations in operating costs, capital expenditures, productivity, and coal sales prices could impact the economic mineability of the Berwind Complex.

Unforeseen changes in legislation and new industry developments could alter the performance of Ramaco by impacting coal consumer demand, regulation and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases. The emphasis on reducing emissions, however, is more of a concern for mines producing a thermal coal product, as opposed to the metallurgical coal produced from the Berwind Complex.

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12.0	MINERAL RESERVE ESTIMATES

12.1KEY ASSUMPTIONS, PARAMETERS, AND METHODS

The conversion of resources to reserves at the Berwind Complex considers the effects of projected dilution and associated loss of product coal quality, projected coal sales prices, operating costs, regulatory compliance requirements, and mineral control. These factors all determine if the saleable coal product will be economically mineable.  The design of executable mine plans that accommodate the planned mining equipment and facilities and provide a safe work environment is also considered.

For Ramaco’s underground room and pillar operations, it should be noted that retreat mining will be implemented in most of the existing and planned underground operations within the complex. This will result in 50 to 80 percent mining recovery of coal.

The Berwind Complex mine layouts have several key variables that will largely impact coal recovery. Pillar and panel dimensions are based on minimum, maximum, and optimal equipment operating parameters, as well as geotechnical considerations relative to the safety of the mining operations and subsidence predictions.

Based on a mine’s historical performance and projected mineral continuity, the mine design is the primary consideration, apart from mineral resource classification, whereupon resources are converted to reserves at the Berwind Complex.

Based on WEIR’s review and evaluation of the Berwind Complex LOM plans, the justification for conversion of resources to reserves was based on specific criteria.  In addition to the criteria stated in Section 11.0 for resources, the following criteria were used to estimate reserves for the Berwind Complex:

●	Reserves were estimated as of December 31, 2022.
●	Underground mining recovery of 50 to 80 percent (dependent on the extent of retreat mining that can be performed), surface mining recovery of 90 percent, and highwall mining recovery of 40 percent.
●	A minimum of two inches of out of seam dilution is included in the ROM underground tonnage estimates, except in areas where the total seam thickness is greater than the maximum mining height.
●	A highwall mining maximum penetration depth of 800 feet, in areas where such depth could be achieved. Areas where a minimum of 400 feet of penetration depth could not

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be achieved, as a result of any site-specific boundary limitations including extent of underground mining, were excluded from the reserve classification.

●	The point of reference for reserve estimates is post preparation plant processing and recoverable tons were adjusted for a theoretical preparation plant yield based on drillhole and channel sample analyses washed at a 1.50 specific gravity.
●	A conservative preparation plant efficiency factor of 95.0 percent was applied to reflect actual performance of the preparation plant, compared to theoretical laboratory results at a 1.50 specific gravity.
●	The estimate of reserve tons includes areas that are exclusively within the current Berwind Complex LOM plans.

12.2ESTIMATES OF MINERAL RESERVES

The coal reserves that represent the economically viable tonnage controlled by Ramaco at the Berwind Complex, based on the coal reserve estimate methodology described, are shown in Table 12.1-3 as follows:

Table 12.1-3 Clean Recoverable Coal Reserve Tonnage and Quality Estimate, as of December 31, 2022

								Average Coal Quality
								(Raw Dry Basis)
	Product	Total Area	Average Seam	Clean Recoverable Reserve (000 Tons)			Ash	Relative Density
Mine / Seam	Quality	(Acres)	Thickness (Ft)	Proven	Probable	Total	(%)	(Lbs/CF)
Berwind No. 1 Deep Mine Pocahontas 4	Low Vol	7,116	4.2	16,897	26	16,923	23.7	92.82
Laurel Fork Deep Mine Pocahontas 3	Mid Vol	2,536	3.7	6,188	22	6,210	10.6	84.32
Triad No. 2 Deep Mine Pocahontas 6	Low Vol	130	3.5	237	—	237	38.1	101.74
Pocahontas 5	Low Vol	21	2.5	22	—	22	50.1	109.24
Triple S Highwall Mine Pocahontas 5	Low Vol	128	3.1	141	37	178	11.1	84.89
Total		9,931	4.0	23,485	85	23,570	20.3	89.98

Notes:

•

Clean recoverable reserve tonnage based on underground mining recovery of 50 to 80 percent (contingent upon retreat mining capability), 90 percent for surface mining, 40 percent for highwall mining, theoretical preparation plant yield, and a 95 percent preparation plant efficiency

•	Mineral Reserves estimated based on predominately low and mid volatile metallurgical coal product at a sales price of $169 per ton and cash cost of $101 per clean ton (FOB Mine)
•	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding
•	Mineral Reserves are reported exclusive of Mineral Resources

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12.3ESTIMATES OF RESERVE CUT-OFF GRADE

The seams within the Berwind Complex display consistent quality attributes representative of high-quality metallurgical coal. Current mine plans involve low to mid volatile products. One significant variable regarding cost considerations is OSD which results in additional preparation plant costs to obtain a saleable coal product. Preparation plant throughput is also a consideration. However, preparation plant ROM throughput is not a limitation at the Berwind Complex, and the incremental cost of “washing out” the additional OSD as a result of minimum mining heights for equipment clearance does not forgo mining coal seams with thicknesses of 2.0 feet. Mining heights below 2.0 feet result in increased operational difficulty given equipment limitations and capabilities.  WEIR did not discover any areas within the complex where washed coal quality parameters for planned mining tonnage was deficient relative to maintaining a high-quality metallurgical grade coal status.

In summary, based on Ramaco’s Berwind Complex historical and consistent saleable coal product quality, current coal sales contract specifications, and the projected coal quality that has been modeled, WEIR does not foresee any deviations that would adversely affect future coal sales.

12.4MINERAL RESERVE CLASSIFICATION

WEIR prepared the Berwind Complex reserve estimates in accordance with Regulation S-K Item 1302(e), which establishes guidance and definitions for mineral reserves to be used in the United States. The SEC Regulation S-K 1300 Definition Standards relative to reserves are as follows:

Modifying factors are the factors that a qualified person must apply to indicated and measured mineral resources and then evaluate to establish the economic viability of mineral reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated mineral resources to proven and probable mineral reserves. These factors include but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.

A mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an

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economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

•	Probable mineral reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource.
•	Proven mineral reserve is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.

Within the extent of the LOM Plan for the Berwind Complex, Measured Resources were converted to Proven Reserves and Indicated Resources were converted to Probable Reserves.

12.5COAL RESERVE QUALITY AND SALES PRICE

Berwind Complex coal quality was determined by modeling the drillhole coal quality for the reserve areas.  The average dry basis coal quality by seam, for raw coal and washed coal at a 1.50 specific gravity, for the reserves are shown in Table 12.5-1 as follows:

Table 12.5-1 Average Reserve Coal Quality

			Coal Quality (Dry Basis)
	Raw		Washed @ 1.50 Specific Gravity
		Relative				Calorific	Theoretical	Audibert-Arnu	Composition	Calculated		Free	Hardgrove	Total	Reflectance
	Ash	Density	Ash	Sulfur	Volatile	Value	Plant	Maximum	Balance	Stability	Fluidity	Swell	Grindability	Inerts	ROMAX
Mine/Seam	(%)	(Lbs/CF)	(%)	(%)	Matter	(Btu/lb.)	Yield (%)	Dilation (%)	Index	Index	DDPM	Index	Index	(%)	(%)
Berwind No. 1 Deep Mine
Pocahontas No. 4 Rider	24.5	93.36	6.6	0.70	20.3	14,665	67.1	105	4.69	59.4	836	8.7	98	20.4	1.51
Pocahontas No. 4-2	23.6	92.73	6.2	0.65	20.3	14,719	67.8	89	4.73	58.4	658	8.7	99	24.0	1.50
Average	23.7	92.82	6.3	0.66	20.3	14,712	67.7	91	4.72	58.6	683	8.7	99	23.5	1.50

Laurel Fork Deep Mine
Pocahontas No. 3-2	10.6	84.32	5.8	0.71	23.2	14,817	87.6	142	5.54	56.9	614	7.9	96	26.3	1.52

Triad No. 2 Deep Mine
Pocahontas No. 6-2	38.1	101.74	5.4	0.93	20.1	14,957	54.0	ND	ND	ND	ND	ND	ND	ND	ND
Pocahontas No. 5-3	50.1	109.24	7.7	0.85	19.9	14,480	46.8	ND	ND	ND	ND	ND	ND	ND	ND
Average	39.5	102.58	5.6	0.92	20.1	14,904	53.2	—	—	—	—	—	—	—	—

Triple S Highwall Mine
Pocahontas No. 5-1	11.1	84.89	7.5	0.73	20.0	14,573	88.9	46	2.38	58.7	296	9.0	103	25.5	1.43
Berwind Complex Average	20.9	91.04	6.2	0.67	20.9	14,736	72.0	104	4.82	57.9	1,005	8.5	98	24.1	1.50

ND=No Data

The average quality for the reserve tons shows that the Berwind Complex ranges from a high quality low volatile to a high quality mid volatile metallurgical coal product, all which possess good coking properties. The range of dry washed volatile matter is between 19.9 and 23.2 percent, with an average of 20.9 percent.  The average proximate analyses reflect an overall coal product that is relatively low in ash and sulfur, and high in calorific value. Other quality

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parameters such as ROMAX, Free Swelling Index, Audibert-Arnu Maximum Dilation, and Gieseler Fluidity indicate high quality metallurgical grade coal products.

Ramaco’s forecasted Berwind Complex FOB mine coal sales prices are $168.91 per ton in 2023, $168.90 in 2024, $166.56 in 2025 and thereafter $166.56 to $177.00 per ton through 2049. Ramaco’s sales price projections conform to published forward price curves for coal of similar quality to that of the Berwind Complex.  The sales price is further supported in Section 16.0 of this report.

12.6RISK AND MODIFYING FACTORS

Due to the relatively high continuity of the coal seams within the Berwind Complex LOM plans (both in terms of structure and quality), geologic uncertainties do not appear to pose a significant mining risk.

The operating mines at Berwind Complex have good safety records and maintain diligent regulatory compliance. Workforce census has been and is expected to remain stable. The primary mining equipment is well-maintained, as observed from WEIR’s site visits, and has sufficient capacity to attain projected levels of productivity and production. This further contributes to the Berwind Complex being a relatively low risk operation.  As previously noted, mineral rights have been acceptably secured for all operating and planned mines.

Coal recovery is an important aspect in assessing the economic viability of a mine.  Based on Ramaco’s historical extraction rates, WEIR does not anticipate significant deviation of product recovery in the future. For deep mines, aerial recovery is based on the pillar size that has been designed for the operation, which is dependent on depth of cover and overlying rock strength and quality. The pillar design is mostly intended to provide safe operation of the primary coal extraction efforts. WEIR utilized an average mining recovery of 50 percent for the Berwind Complex continuous miners for first mining and an additional 30 percent mining recovery for retreat mining. This is consistent with typical industry standards and with actual mining recovery reported by Ramaco.

Risk is also associated with the volatility of coal market prices. Significant variations in operating costs, capital expenditures, productivity, and coal sales prices could impact the economic mineability of the Berwind Complex. Economic analyses and associated sensitivities are further detailed in Section 19.0.

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13.0	MINING METHODS

The underground mining method at the Berwind Complex is room and pillar mining utilizing continuous miners.  Mains and submains are generally developed on 120 feet by 90 feet centers.  Panels are generally developed on 70 feet by 70 feet centers, depending on depth of cover and exposed surface structure concerns with potential subsidence. Mine entry widths are approximately 20 feet for all entries. Retreat mining in the panels, where it is permitted, increases overall mining recovery to approximately 80 percent. Due to lack of surface structures within the complex, retreat mining is planned for the majority of the underground mining areas. Although Ramaco has subsidence rights, Ramaco acknowledges the rules and regulations in regard to measures to be taken to mitigate or remedy any material damage or diminution in value that may occur to surface lands, structures, or facilities due to subsidence.  No deep mining is proposed within 50 feet of gas wells.

13.1GEOTECHNICAL AND HYDROLOGICAL MODELS

13.1.1Geotechnical Model

Ramaco bases its underground mine pillar design on; 1) the general characteristics of the roof, coal, and floor strata in concert with Analysis of Coal Pillar Stability (ACPS) and Analysis of Retreat Mining Pillar Stability (ARMPS) software which are both accepted industry standards, 2) experience in the mining industry, and 3) results from similar or adjacent mines.  Underground mining conditions at the Berwind Complex are consistent with roof and floor being primarily shales and sandstones, with competent coals seams (See Figure 6.3-1).  Pillars for first mining are designed according to minimum unconfined compressive strengths (UCS) of materials such that pillar stability is greater than 2.0.  In the currently active and planned underground mines on the Berwind Complex, the first mining protection zones are limited to small areas where there are intermittent streams with less than 200 feet of cover.

Generally speaking, the UCS of shale ranges from 2,000 to 20,000 pounds per square inch (psi) while sandstone ranges from 7,000 to 35,000 psi.  The compressive strength of the coal used in the coal pillar stability analysis is 900 psi, realizing a safety factor of at least 2.0 above the safety factor in the coal pillar analysis, when using the lowest value for the compressive strength of shale.  Due to this large safety factor when using the minimum commonly accepted UCS value for shale, and since the only protection zones are for intermittent streams in areas of less than 200 feet of cover, Ramaco has waivers in its WVDEP and VDE permits for analysis of the engineering properties of soft rock.

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The subsidence surveys have identified some gas wells and associated gas lines in proposed underground mining areas.  The owners of the gas wells have been identified on the Subsidence Survey Map in the associated WVDEP and VDE permits.  No mining is proposed within 50 feet of the gas wells.  No protection is proposed for the surface gas lines within the proposed mining areas.

Ramaco has roof control plans for all of its permitted underground mines. The plans must be approved by the MSHA before mining can commence. The MSHA routinely performs inspections to ensure that the roof control plans are being properly implemented.

For Ramaco’s surface mining operations, standing highwall configurations are not substantial enough to warrant specific geotechnical studies.  Maximum cut slopes and safety benches are maintained according to MSHA-approved Ground Control Plans.

For highwall mining operations, hole spacing is based on ACPS analysis and previous results in combination with accepted industry standards.  The maximum anticipated recovery within highwall mining areas is less than 50 percent, which should not result in subsidence.  No other measures are required to prevent or minimize subsidence or subsidence related damage.  Because no subsidence is anticipated from the proposed highwall mining, no plan for monitoring the extent of subsidence is proposed at this time. No water supplies are located above the proposed highwall mining areas.

In summary, no specific detailed geotechnical models or data sets have thus far been created for Ramaco’s existing or planned mining operations at the Berwind Complex. WEIR notes that to date, Ramaco has not experienced any significant stability problems at its Berwind Complex mines. Based on WEIR’s experience in the coal industry and Ramaco’s successful operating history, both in regard to geotechnical considerations, Ramaco is operating its mines in accordance with industry acceptable geotechnical evaluation and standards.

13.1.2Hydrogeological Model

The Berwind Complex is regionally within the Virginia Big Sandy River Basin and Upper Guyandotte River watershed of West Virginia.  The Clinch River, to the south of the complex, is the primary hydrological feature in the local area and is a tributary of the Tennessee River.  The major hydrogeological unit in the area is the Lower Pennsylvanian.

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Recharge rates for aquifers in this area are relatively low at approximately 12 inches per year.  Transmissivity data for the Norton Formation in the region shows relatively high rates of 100 to 2000 square feet per day (Aquifer-Characteristics Data for West Virginia, Water-Resources Investigations Report 01-4036, USGS/West Virginia Bureau for Public Health, 2001).  These data both suggest unconfined aquifers, and this generally supports the hydrology sections of permits for the Ramaco mines on the property.

A 1993 study conducted by the USGS in cooperation with the VDE in the immediate vicinity further supports this and suggests that the primary aquifers with significant horizontal flow in the area are due to relatively shallow fracture flow systems.  Coal seams also act in horizontal flow systems typically resulting in discharge as springs or seeps on hill slopes, or recharge of coal seams at depth. The study found that as depth increases beyond 100 feet, hydraulic conductivity significantly decreases for strata other than coal. This results in little deep regional ground-water flow.

Due to the rural nature of the area, there are several cooperative and private water wells on and adjacent to the Berwind Complex. There are also structures that utilize the Public Service District water services, and those that utilize both. This ground water inventory information has been summarized by Ramaco in its permit applications.

The operating and planned Ramaco mines are and will be constructed above drainage and above all domestic surface and groundwater sources. Due to above drainage construction and low aquifer recharge rates in the area, the Ramaco mines are relatively dry with little concern for water infiltration.  Fracturing and weathering are invariably present in varying degrees in shallow rocks throughout the property. Fracturing affects the hydrologic regime by controlling subsurface water flow (and thus weathering) due to the very low permeability of un-fractured strata.  Infiltration due to this fracturing is sometimes encountered but is insignificant to mine operations.

Surface Water Runoff Analyses are included in permit submittals and indicate that stream flows will not increase during or after mining, therefore there will be no increased potential for flooding or channel scouring. In general, diminution, or interruption of any water supply, as a result of the Ramaco mines, is not anticipated.

Groundwater inventories, water quality data, water balance, recharge and seepage rates have been reviewed in the approved permits and current permit revisions, including hydrologic impact assessments outlining risks, monitoring program detail, and mitigation obligations.

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Ramaco’s approach to obtaining and managing its surface and groundwater data for the Berwind Complex has been demonstrated to be adequate and aligned with regulatory requirements and standard industry practices.  WEIR finds no material barriers to the continued success of the Berwind Complex regarding hydrologic impact or compliance.

13.1.3Other Mine Design and Planning Parameters

Mine ventilation is a primary design concern for underground mines. WEIR has reviewed Ramaco’s designs and planning for this aspect of its mining operations and has found no significant problems concerning adequacy of ventilation fans or fan locations.

Proximity to previously underground mined areas above or below the operating or planned underground mine is an important consideration at the Berwind Complex, since there are many areas that have been previously mined in many coal seams.  WEIR reviewed Ramaco’s mines in proximity to previous mine workings and associated fracture depths and cones used by Ramaco and found no concerns for its existing or planned mining operations.

Underground mine surface facilities and surface mining sites require drainage designs to control surface water runoff. WEIR has reviewed Ramaco’s designs, which have been approved in its WVDEP, VDEP, and NPDES permits, and found the designs to be adequate and consistent with industry standards.

13.2PRODUCTION, MINE LIFE, DIMENSIONS, DILUTION, AND RECOVERY

13.2.1Production Rates

Berwind No. 1 Pocahontas 4 Deep Mine

Two continuous miners operate in a supersection at this mine.  Supersections are continuous miner sections with split ventilation that allows the operation of two continuous miners on the section, which significantly enhances continuous miner section productivity.  Access is provided via slope from the Berwind No. 1 Pocahontas 3 Deep Mine, which will remain inactive for an undetermined period of time.  Ramaco commenced production at the Berwind No. 1 Pocahontas 4 Deep Mine in late 2021 after completion of the slope.  The mine is currently idle but is expected to be reactivated in April 2023, and will add two additional supersections to mine reserves acquired in the Amonate acquisition. Approximately 33 personnel are currently employed.

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Laurel Fork Pocahontas 3 Deep Mine

This mine was previously known as Harvest Time No. 6 Deep Mine and produces coal from the Pocahontas 3 Seam. Ramaco commenced production at this mine in the First Quarter 2022. There is one supersection currently operating at this mine, which currently employs approximately 51 personnel.

Triad No. 2 Deep Mine

This is a single-section continuous miner operation in the Pocahontas No 6 and 5 seams. Ramaco commenced production at this mine in the Fourth Quarter 2022. This mine currently employs approximately 55 personnel and a belt conveyor is being installed to transport the ROM coal to the Berwind Preparation Plant.

Triad Pocahontas 4 Deep Mine

The Tria Pocahontas 4 Deep Mine depleted its reserves in 2022, although there are still approximately 16 personnel involved in site decommissioning.

Triple S Highwall Miner Mine

A Superior highwall miner operates in the Pocahontas No. 5 Seam at this mine and Ramaco is in the process of submitting a permit revision to add area and contour mining to the existing permitted area. There are approximately 14 Ramaco personnel employed at this mine. Ramaco currently employs a contractor to clean the bench in front of the highwall miner. This bench was previously contour mined prior to Ramaco operations at Triple S. This bench was also previously auger mined to relatively short lengths compared to the capability of the Superior highwall miner.

Prior to highwall mining with the Superior machine, Ramaco backfills the old auger holes with a low strength grout to help ensure that there is no subsidence after their highwall mining activities. This backfilling of old auger holes is required by MSHA. The Superior highwall miner cuts are planned at approximately 800 feet in length at full seam thickness, and an 11 feet cut width. Planned highwall miner penetration lengths started out less than planned due to operational difficulties through the old augered areas, however, Ramaco promptly made adjustments and has since been successfully achieving the planned 800 feet cut lengths.

Actual clean coal production attained by the Berwind Complex for 2018 through 2022 is shown in Table 13.3.1-1 as follows:

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Table 13.2.1-1 Berwind Complex Historical Clean Production

	2018	2019	2020	2021	2022	Average
Mine	Clean Tons
Berwind No. 1 Pocahontas 4 Deep Mine	80,923	188,241	147,330	16,868	134,097	113,492
Laurel Fork Pocahontas 3 Deep Mine	—	—	—	—	79,090	79,090
Triad No. 2 Deep Mine	—	—	—	—	37,621	37,621
Triad Pocahontas 4 Deep Mine	—	—	—	163,720	141,870	152,795
Triple S	—	—	—	—	23,900	23,900
Berwind Complex Total	80,923	188,241	147,330	180,588	416,578	202,732

Actual and projected ROM and clean coal production, and preparation plant yield for the each of the mines for the first 20 years of the Berwind Complex LOM Plan are shown in Table 13.2.1-2 as follows:

Table 13.2.1-2 Berwind Complex LOM Plan Projected ROM and Clean Production, and Preparation Plant Yield

	2022 (1)	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
ROM Tons (000)
Berwind No. 1 Pocahontas 4 Deep Mine	244	454	1,398	1,485	1,892	2,176	2,179	2,238	2,309	2,235	2,207
Laurel Fork Pocahontas 3 Deep Mine	157	499	519	513	481	418	399	410	342	218	302
Triad No. 2 Deep Mine	71	717	—	—	—	—	—	—	—	—	—
Triad Pocahontas 4 Deep Mine	268	—	—	—	—	—	—	—	—	—	—
Triple S	197	364	89	—	—	—	—	—	—	—	—
Total	936	2,034	2,006	1,998	2,373	2,595	2,577	2,648	2,652	2,452	2,509

Clean Tons (000)
Berwind No. 1 Pocahontas 4 Deep Mine	134	159	537	626	735	1,130	1,109	1,008	978	982	1,002
Laurel Fork Pocahontas 3 Deep Mine	79	226	208	217	240	200	215	213	143	65	54
Triad No. 2 Deep Mine	38	259	—	—	—	—	—	—	—	—	—
Triad Pocahontas 4 Deep Mine	142	—	—	—	—	—	—	—	—	—	—
Triple S	83	152	63	—	—	—	—	—	—	—	—
Total	475	796	808	843	975	1,330	1,324	1,221	1,121	1,046	1,055

Preparation Plant Yield (%)
Berwind No. 1 Pocahontas 4 Deep Mine	55.1	35.0	38.4	42.2	38.8	51.9	50.9	45.1	42.3	43.9	45.4
Laurel Fork Pocahontas 3 Deep Mine	50.3	45.3	40.2	42.3	49.9	47.7	53.8	52.0	41.8	29.8	17.8
Triad No. 2 Deep Mine	53.0	36.2	—	—	—	—	—	—	—	—	—
Triad Pocahontas 4 Deep Mine	53.0	—	—	—	—	—	—	—	—	—	—
Triple S	41.9	41.8	70.3	—	—	—	—	—	—	—	—
Average	50.8	39.2	40.3	42.2	41.1	51.3	51.4	46.1	42.3	42.7	42.1

(1) 2022 Actual

13.2.2Expected Mine Life

Individual mines at the Berwind Complex typically have expected mine lives varying from two years and beyond, with 10 years an approximate average.  Because the mines are being

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staged in development, estimation of an expected life of mine for the complex is not appropriate, since there are fairly vast resources available to be mined as reported in Section 11.0. As mining at the complex progresses, future mines will be planned and scheduled as necessary to meet internal Ramaco goals as they align with market conditions. WEIR and Ramaco both acknowledge that this reporting methodology may result in the need for future updates to this TRS.

13.2.3Mine Design Dimensions

The projected mining for the various mine plans are shown on Figures 13.5-1 through 13.5-4.

Mine design criteria utilized for these mine plans are as follows:

•	Gas Wells
➢	State Permit required to mine within 500 feet of a well
➢	MSHA Permit required to mine within 150 feet of a well
➢	Active Well barrier - tangent of 15 degrees x depth of cover or 50 feet, whichever is greater
➢	Inactive Well barrier - tangent of 5 degrees x depth of cover or 50 feet, whichever is greater
➢	Plugged Wells - mine-through is allowed with acquisition of proper State and MSHA Permits

•	Pillar Size
➢	ARPMS stability factor of 2.0 or greater for mining under protected areas, which is primarily intermittent streams with less than 200 feet of cover.
➢	ARMPS stability factor of 1.5 or greater for all other room and pillar development.

•	Depth of Cover
➢	Ramaco implements a 100 feet minimum depth of cover for all of their underground mines
•	Areas without Subsidence Rights
➢	ARMPS stability factor of 2.0 or greater will be maintained during first mining.
➢	Retreat mining will extend no closer than a tangent of 30 degrees times depth of cover to the property boundary.

•	Coal Thickness
➢	Mining is not planned in areas of coal seams less than 2.0 feet in thickness.

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➢	Continuous miner units are assumed to mine the entire seam thickness (averaging approximately 3.0 feet and ranging from 2.0 to 10.0 feet).

13.2.4Mining Dilution

OSD on continuous miner units for Ramaco’s Berwind Complex typically consists of a total of two to three inches of waste from the roof and/or floor. Some areas may require mining more OSD to accommodate mine facilities such as ventilation or conveyors.  OSD is not included in the reserve or resource estimates since all underground ROM coal is processed at the preparation plant, which effectively eliminates OSD from the saleable coal product.

13.2.5Mining Recovery

Mining recovery when utilizing continuous miner mining is based on the pillar design, which is in turn based on depth of cover.  Mining recovery varies based on whether developing main or sub-main entries, or a production panel due to the longevity requirements for the mine entries. Mining recovery for first mining at the complex is approximately 50 percent, based on pillar design.  In the areas where retreat mining is conducted, an additional 30 percent mining recovery is achieved.

For surface mining, a recovery of 90 percent was projected.  The designed hole spacing for highwall mining results in a mining recovery of approximately 40 percent.

13.3DEVELOPMENT AND RECLAMATION REQUIREMENTS

13.3.1Underground Development Requirements

The Berwind Complex currently has two active underground mines, an idle underground mine, and an active surface mine. As the underground mines progress, continuous development is required for extensions of belt conveyors, mine power, pipelines, track, and ventilation facilities.

Future ventilation punchouts, or bleeder holes, are anticipated for areas where retreat mining is executed, applicable at most deep mines within the complex.  Each bleeder hole installation will be completed just prior to starting panel development.

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Minor development such as drilling holes for rock dust and electrical distribution from the surface may be required at some of the mines, where existing underground mine development is extensive.

13.3.2Reclamation (Backfilling) Requirements

The construction of underground mines requires the removal of material to create an adequate working surface for the underground mine face-up, haul roads, mine surface facilities, and access roads. Upon mine closure, selected areas will be reclaimed to near Approximate Original Contour (AOC). Other areas will be left in-place as per the approved alternate post-mining land use requirements.  Regrading and backfilling activities will commence within 180 days after the mining operations are complete.

As part of Ramaco’s surface mine plans, the contour mining method will require backfilling as mining progresses. Some of these areas involve facing up Abandoned Mine Lands (AML or, pre-1977 Surface Mine Reclamation Act law).  Material from the current contour cuts will be used to re-slope previously contour-mined areas to AOC.  To the extent possible, Ramaco avoids the use of valley fills during surface mining operations in preference to backfilling of previously contour mined working areas.

WEIR has reviewed Ramaco’s 1/11/23 Asset Retirement Obligations (ARO) summary for the period ending 12/31/22, and backfilling obligations appear to be properly accounted for at its mines. Based on Ramaco’s permits with the WVDEP and VDE, bonding requirements are current and at satisfactory levels at the Berwind Complex (see Section 17.3 and 17.5 for additional details on bonding and mine closure planning).

13.4MINING EQUIPMENT AND PERSONNEL

13.4.1Mining Equipment

The Berwind Complex is currently utilizing the following industry standard mining equipment on the continuous miner sections, as shown in Table 13.4-1.

Table 13.4.1-1 Standard/Typical Continuous Miner Section Equipment

Units		Continuous Miner Supersection Equipment
2	—	Joy 1415 Continuous Miners
3	—	Narco 10SC32 Shuttle Cars
2	—	Fletcher CHDDR15 Roof Bolters
2	—	Fairchild 35C Battery Scoops
1	—	Feeder Breaker
2	—	Mantrips

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Table 13.4.1-2 shows the total underground equipment fleet expected at the Berwind Complex over the next 10 years.  In some cases, mines that commence later in the LOM Plan will utilize equipment currently being used at other mines at the Berwind Complex to avoid additional capital expenditures.

Table 13.4.1-2 Berwind Complex Primary Underground Equipment Fleet

Mine	Supersections	Continuous Miners	Shuttle Cars	Roof Bolters	Battery Scoops	Feeder Breakers	Mantrips	Service Locomotive
Berwind No. 1 Pocahontas 4 Deep Mine	4	8	12	8	8	4	8	4
Laurel Fork Deep Mine	1	2	3	2	2	1	2	1
Triad No. 2 Deep Mine	1	2	3	2	2	1	2	1
Total	6	12	18	12	12	6	12	6

No significant changes are anticipated in the type of mining equipment used throughout the Berwind Complex LOM Plan.  Based on WEIR’s experience in the industry and on Ramaco’s historical performance, WEIR believes that Ramaco can meet planned production requirements with the mining equipment described in this section using prudent operating methods and operating schedules.

At the Triple S Highwall mine, the primary equipment involves a Superior Highwall Mining machine, owned and operated by Ramaco.  There are two Cat 980 front end loaders that service the contract over the road coal haulers.  Coal haulage from the highwall miner is performed by a fleet of four Volvo A40 articulated end dumps (40 ton) loaded from the highwall miner’s stockpile by a Cat 980 front end loader.  Other Ramaco utility equipment includes a D-6 wide pad dozer, a large forklift that assists the highwall miner, skid steers, and a service truck.  As mentioned above, contractors perform bench clearing in front of the Superior highwall miner.  The bench widths for the highwall miner are adequate based on WEIR’s site visit.

13.4.2Staffing

The current Berwind Complex staffing is summarized in Table 13.4.2-1 as follows:

Table 13.4.2-1 Current Staffing

Total
Berwind Pocahontas 4 Deep Mine	33
Laurel Fork Deep Mine	51
Triad No. 2 Deep Mine	55
Triad Pocahontas 4 Deep Mine	16
Triple S Highwall Mine	14
Berwind Preparation Plant	28
Environmental Crew	5
Administration	2
204

Note: Staffing as of December 2022

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Each operating mine at the Berwind Complex is scheduled to produce coal on two production shifts each day, the A Shift and the B Shift.  Underground mine crews on the idle night shift provide support services including production equipment moves, off-shift maintenance and other support functions as required.  In addition, general underground support crews work each shift performing routine supply, belt maintenance and outby support functions.  Hourly personnel are not affiliated with any union and no changes to this are anticipated in the near term.

The preparation plant is staffed with two crews to process ROM coal 20 hours per day over two, 10-hour shifts, five days per week with no holidays.

The actual and projected staffing for the LOM Plan is shown in Table 13.4.2-2 as follows:

Table 13.4.2-2 LOM Plan Staffing

Total
Current(1)	204
2023	213
2024	211
2025	250
2026	250
2027 - 2042	250
2043 - 2049	93

(1) As of December 31, 2022.

Most of Ramaco’s employees live nearby in McDowell County, West Virginia, and Buchanan and Tazewell Counties, Virginia. Ramaco has had no major issues hiring qualified candidates for open positions and relies considerably on employee referrals.

Based on industry experience and Ramaco’s historical performance, WEIR believes that the staffing levels are adequate to meet Ramaco’s planned production.

Mine Safety

An industry standard for safety performance is the Non-Fatal Days Lost (NFDL) Incidence Rate, which is determined by the number of lost time injuries multiplied by 200,000 divided by the manhours worked.

The Berwind Complex mine’s manhours worked, NFDL injuries, and NFDL Incidence Rate for 2018 through the third quarter 2022, compared to the national average NFDL Incidence Rate for United States surface and underground coal mines are shown in Table 13.4.2-3 for each of the active mines.

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Table 13.4.2-3 Berwind Complex Manhours Worked, NFDL Injuries and NFDL Incidence Rate

				NFDL
				Incidence Rate
	Manhours	NFDL Injuries		Mine	National
	Worked	Employee	Contractor	Total	Average

	Berwind No. 1 Pocahontas 4 Deep Mine
2022	94,748	2	3	4.22	3.46
2021	49,759	—	2	—	3.60
2020	116,253	2	—	3.44	3.21
2019	161,031	2	—	2.48	3.06
2018	81,053	1	—	2.47	3.18

	Laurel Fork Deep Mine
2022	98,015	5	1	10.20	3.46
2021	3,400	—	—	—	3.60
2020	4,368	—	—	—	3.21
2019	10,552	—	—	—	3.06
2018	8,096	—	—	—	3.18

	Triad No. 2 Deep Mine
2022	23,894	—	—	—	3.46
2021	—	—	—	—	3.60
2020	—	—	—	—	3.21
2019	—	—	—	—	3.06
2018	—	—	—	—	3.18

	Triad Pocahontas 4 Deep Mine
2022	105,028	1	—	1.90	3.46
2021	81,791	—	—	—	3.60
2020	—	—	—	—	3.21
2019	—	—	—	—	3.06
2018	—	—	—	—	3.18

	Triple S Highwall Mine
2022	19,149	1	—	10.44	0.65
2021	2,308	—	—	—	0.64
2020	—	—	—	—	0.79
2019	—	—	—	—	0.81
2018	—	—	—	—	0.80

The Berwind Complex NFDL Incidence Rates were generally similar to or lower than the national average from 2018 through 2021.  For 2022, the Berwind No. 1, Laurel Fork, and the Triple S Highwall mines NFDL Incidence Rates, given Ramaco’s low staffing levels, minimal injury counts resulted in high NFDL Incidence Rates, as compared to the national average.  In addition to the NFDL injuries, a contractor at the Berwind No. 1 Mine was fatally injured on February 28, 2022.

The Berwind Preparation Plant manhours worked, NFDL injuries, and NFDL Incidence Rate reported to the MSHA for 2018 through third quarter 2022, compared to the national average NFDL Incidence Rate for United States preparation plants are shown in Table 13.4.2-4 as follows:

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Table 13.4.2-4 Plant Manhours Worked, NFDL Injuries and NFDL Incidence Rate

				NFDL
				Incidence Rate
	Manhours	NFDL Injuries		Berwind	National
	Worked	Berwind	Contractor	Plant	Average
2022	41,036	—	1	—	0.85
2021	200	—	—	—	1.00
2020	—	—	—	—	1.83
2019	1,072	—	—	—	2.08
2018	2,024	—	—	—	1.84

The Berwind Preparation Plant historical NFDL Incidence Rates from 2018 through 2021 are significantly lower than the national average. For 2022, the Berwind Preparation Plant had a zero NFDL Incidence Rate, although a contractor incurred a reportable injury.

13.5LIFE OF MINE PLAN MAPS

The projected mining areas for the Berwind Complex LOM plans are shown on Figures 13.5-1 through 13.5-4.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 13.5-1 Life of Mine Plan, Berwind No. 1 Pocahontas 4 Deep Mine

Paynesville
Raysal
McDowell County
Berwind
Buchanan County
Bear Wallow
Jewell Ridge
WEST VIRGINIA
VIRGINIA
Squire
Tazewell County
Bandy
Gap Store
Tazewell
Deskin Mountain
Knob Mountain
4457 ft
3024 ft
Legend
Berwind Complex
Berwind No. 1 Pocahontas 4 Deep Mine LOM Plan
Pocahontas No. 4 Previously Mined
States
Counties
Railroads
0 0.5 1 2 3 4 5
Miles

Figure 13.5-1
Berwind Complex
McDowell County, West Virginia, and Buchanan and Tazewell Counties, Virginia

Berwind No. 1 Deep Mine
LOM Plan
Pocahontas No. 4 Seam

Prepared For
Ramaco Resources, Inc.

Weir International, Inc.
Mining, Geology and Energy Consultants

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 13.5-2 Life of Mine Plan, Laurel Fork Deep Mine

N
Paynesville
McDowell
Raysal
Gary
103
NS
War
McDowell County
161
Berwind
3012 ft
3024 ft
Buchanan County
Bear Wallow
636
Squire
Abbs
West Virginia
Virginia
Jewell Ridge
Tazewell County
16
Bandy
67
Gap Store
Tazewell
Ridge
Deskin Mountain
Mill
Paint Lick Mountain
Knob Mountain
4457 ft
Legend
Berwind Complex
Laurel Fork Deep Mine LOM Plan
Pocahontas No. 3 Previously Mined
States
Counties
Railroads
0 0.5 1 2 3 4 5
Miles
Weir International, Inc.
Mining, Geology and Energy Consultants

Figure 13.5-2
Berwind Complex
McDowell County, West Virginia,
and Buchanan and Tazewell
Counties, Virginia

Laurel Fork Deep Mine
LOM Plan
Pocahontas No. 3 Seam

Prepared For
Ramaco Resources, Inc.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 13.5-3 Life of Mine Plan, Triple S Highwall Mine

Paynesville
McDowell
Raysal
Gary
NS
McDowell County
Berwind
Buchanan County
3024 ft
Bear Wallow
636
Squire
WEST VIRGINIA
VIRGINIA
Jewell Ridge
Tazewell County
Abbs
161
103
16
67
Bandy
Gap Store
Tazewell
Ridge
Deskin Mountain
Paint Lick Mountain
Knob Mountain
4457 ft
Legend
Berwind Complex
Triple S Highwall Mine LOM Plan
Pocahontas No. 5 Previously Mined
States
Counties
Railroads
0 0.5 1 2 3 4 5
Miles
Prepared For
Ramaco Resources, Inc.
WEIR
Weir International, Inc.
Mining, Geology and Energy Consultants

Figure 13.5-3
Berwind Complex
McDowell County, West Virginia, and Buchanan and Tazewell Counties, Virginia

Triple S Highwall Mine
LOM Plan
Pocahontas No. 5 Seam

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 13.5-4 Life of Mine Plan, Triad No. 2 Deep Mine

Paynesville
McDowell
Raysal
Gary
103
McDowell County
161
Berwind
Buchanan County
3024 ft
Bear Wallow
636
Squire
Abbs
WEST VIRGINIA
VIRGINIA
Jewell Ridge
Tazewell County
Bandy
16
Gap Store
Tazewell
Ridge
Deskin Mountain
Paint Lick Mountain
Knob Mountain
4457 ft
Legend
Berwind Complex
Triad No. 2 Deep Mine LOM Plan
Pocahontas No. 5 Previously Mined
States
Counties
Railroads
0 0.5 1 2 3 4 5
Miles
Prepared For
Ramaco Resources, Inc.
WEIR
Weir International, Inc.
Mining, Geology and Energy Consultants

Figure 13.5-4
Berwind Complex
McDowell County, West Virginia, and Buchanan and Tazewell Counties, Virginia

Triad No. 2 Deep Mine
LOM Plan
Pocahontas No. 6 & 5 Seams

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

14.0	PROCESSING AND RECOVERY METHODS

14.1BERWIND PREPARATION PLANT PROCESS AND FLOWSHEET

The processing circuits in the Berwind Preparation Plant, after refurbishment, include a heavy media vessel, six twenty-inch heavy media cyclones, classifying cyclones, two banks of 10 compound spirals, and five conventional self-aspirating flotation cells. A simplified flowsheet for the Berwind Preparation Plant is shown on Figure 14.1-1. New equipment is shown highlighted in green.  Replacement of older components is on-going.

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Figure 14.1-1 Simplified Preparation Plant Flowsheet

Legend
Raw Coal
Clean Coal
Refuse
Effluent
(3) Raw Coal Silos
600 TPH
4" x 1/2"
Rotary Breaker
600 TPH
Berwind Truck Dump or Stockpile
626 TPH
4" x 1/2"
(4) 6' x 16' Raw Coal Single Deck Screens
186 TPH
4" x 3/8"
(2) 6' x 16' Double Deck Pre-Wet Screens
172 TPH
4" x 3/8"
(1) 10' x 48' Heavy Media Vessel
70 TPH
(1) 8' x 8' HMV Clean Coal Single Deck Drain Screen
440 TPH
3/8" x 0
14 TPH
3/8" x 0
102 TPH
70 TPH
102 TPH
(1) 6' x 16' HMV Refuse Single Deck D&R Screen
(1) 6' x 16' HMV Clean Coal Double Deck D&R Screen
26 TPH
4" x 1"
(1) Clean Coal Crusher
43 TPH
1" x 2mm
(6) 6' x 16' Single Deck Desliming Screens
310 TPH
+ 28M
(6) 20" Heavy Media Cyclones
210 TPH
(6) 6' x 16' HMC Clean Coal D&R Screens
144 TPH
28M x 0
100 TPH
2 TPH
200 TPH
+ 28M
96 TPH
(1) 6' x 16' Single Deck HMC Refuse D&R Screen
1 TPH
(3) VM-1400 Clean Coal Centrifuges
190 TPH
10 TPH
(4) 36" x 120" Magnetic Separators
31 TPH
(2) 15" Effluent Cyclones
19 TPH
12 TPH
(8) 15" Raw Coal Classifying Cyclones
58 TPH
42 TPH
86 TPH
13 TPH
(1) Bank of 5 500 cu.ft. Flotation Cells
29 TPH
(2) Banks of 10 Compound Spirals
64 TPH
9 TPH
(2) 44" x 132" Screen Bowl Centrifuges
90 TPH
22 TPH
75 TPH
6 TPH
(1) 6' x 12' Spiral Refuse Screens
18 TPH
4 TPH
19 TPH
51 TPH
214 TPH
334 TPH
120' Thickener
Refuse Conveyor
Clean Coal Collecting Belt
To Slurry Cell
To Refuse Pile
To Clean Coal Stockpile
WEIR
Weir International, Inc.
Mining, Geology and Energy Consultants
Job 6362
March 2023

Figure 14.1-1
Berwind Complex
McDowell County, West Virginia, and Buchanan and Tazewell Counties, Virginia

Berwind Preparation Plant
Simplified Preparation Plan Flowsheet

Prepared For
Ramaco Resources, Inc.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

14.2	PLANT PROCESSING DESIGN, EQUIPMENT CHARACTERISTICS AND SPECIFICATIONS

The Berwind Preparation Plant was originally built in 1955 and was commissioned in 1957, with plant upgrades in 1975.  In 2021 and 2022, Ramaco performed major refurbishing of the plant at a cost of approximately $25 million.  The preparation plant now has a design capacity of 600 ROM tons per hour. The plant operates two, 10-hour shifts per day, on a 5 to 6 day week processing schedule as required.

ROM coal from the mines within the Berwind Complex is hauled by over the highway end-dump trucks or directly belted from the mines using overland conveyors to the Berwind Preparation Plant. Ground storage ROM coal capacity at the plant is approximately 50,000 tons. The ROM coal is fed into a rotary breaker by front end loaders.  From the rotary breaker, a 36-inch-wide conveyor feeds the ROM coal to one of three silos (one 3,000-ton capacity and two, 2,200 ton-capacity). ROM coal from the silos is fed to the to the preparation plant by belt conveyors.

The plant feed ROM coal material is screened at +4 inch, 1 inch, 3/8 inch, and 3/8 inch x 0.  The 4 inch x 3/8 inch ROM coal is processed in a heavy media vessel.  The 3/8 inch x 0 material is screened at 28 mesh with the 3/8 inch x 28 mesh material being processed in six heavy media cyclones and the 28 mesh x 0 material reporting to eight raw coal classifying cyclones. From the raw coal classifying cyclones, 28 mesh x 100 mesh material is processed in two banks of 10 triple-start compound spirals. The ultrafine 100 mesh x 0 material is cleaned by way of five 500 cubic foot conventional froth flotation cells.

Clean coal capacity is minimal at this time since the plant was initially designed for a single product. Currently clean coal is stored adjacent to the rail line and loaded into rail cars using front end loaders.  Plans are being developed to increase clean coal storage capacity as part of the on-going plant refurbishment.  A new flood loading system is scheduled to be implemented in late 2023.  Typical unit trains loaded involve approximately 100 cars. The load-out facility is served by the NSn Railroad.

Preparation plant refuse is placed in the adjacent Berwind Refuse Disposal Area, which is an impoundment and coarse refuse disposal area.  Coarse refuse is transported to the disposal area by conveyor belt with fine refuse pumped as slurry to the impoundment.   This system will be replaced by a plate filter press, which will be in operation the second quarter 2023, for

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combined disposal of course and fine plant refuse.  Remaining refuse disposal capacity exceeds capacity requirements for the current LOM plans.

14.3	ENERGY, WATER, PROCESS MATERIALS, AND PERSONNEL REQUIREMENTS

Power is supplied to the plant by AEP.  Power is received at a primary voltage of 69,000 volts and fed through a 10,000 KVA substation where voltage is reduced to 12,470 volts. Voltage is further reduced inside the preparation plant, to 480 volts.

Make up water is available from several sources including adjacent stream, underground mine mine pools, and detention ponds. There have been no issues regarding make up water availability.

Magnetite consumption is approximately 0.21 pounds per ROM ton processed. The preparation plant chemicals utilized cost approximately $0.20 per ROM ton processed (excluding magnetite).

The LOM Plan projects a total of 32 employees on average for normal plant operations.

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15.0	INFRASTRUCTURE

15.1ROADS

The primary access road to the Berwind Complex is US Route 460, a four-lane highway, located to the south.  From US Route 460, Virginia Route 637 and connecting West Virginia Routes 9 and 11 can be used to access the Berwind Complex to the North.

15.2RAIL

The NS Railroad provides rail service in the area extending from Amonate, Virginia northward through Berwind, West Virginia and from Swords Creek, Virginia eastward through Richlands, Virginia (see Figure 1.1-1).

15.3POWER

Electrical power is supplied to the Berwind Complex by AEP. Electrical power is received at the preparation plant at a primary voltage of 69,000 volts and fed through a 10,000 KVA substation where voltage is reduced to 12,470 volts. Voltage is further reduced inside the preparation plant, to 480 volts.

15.4WATER

Water for mining and coal processing operations is provided by a combination of extraction from abandoned underground mine pools and from settling ponds located on the surface. Mine pool recharge rates are higher than Ramaco water usages.

Individual mine sites typically use purchased potable water.  Potable water at the Berwind mine offices and preparation plant is supplied by Ramaco’s wells.  This portion of the complex also has its own water treatment facility.

15.5PIPELINES

There are several oil and natural gas collection lines that service wells within the Berwind Complex.  Any construction and earth moving activities in proximity to these lines requires coordination with the oil or natural gas line owner.

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15.6PORT FACILITIES, DAMS, AND REFUSE DISPOSAL

Port Facilities

The surrounding waterways are not navigable for commercial traffic. The closest barge loading area is approximately 70 miles to the north on the Kanawha River, south of Charleston, West Virginia.

Export coal from the Berwind Complex is railed, via the NS Railroad, to the Pier 6 Terminal, owned and operated by Norfolk Southern Corporation, located at Lamberts Point in Norfolk, Virginia.

Dams and Refuse Disposal

There are no structures that are existing or planned to be constructed in such a size or manner that will be subject to the West Virginia Dam Control Act, the Virginia Dam Safety Act, and/or MSHA regulations.  Refer to Section 17.2 for details on coal refuse disposal for the complex.

15.7MAP OF INFRASTRUCTURE

Mine facilities are generally kept to a minimum.  At the mine portal locations, there is typically a small bath house and office with a parking lot, and a parts trailer.  The Berwind Complex infrastructure is shown on Figure 15.7-1.

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

Figure 15.7-1 Infrastructure Map

Berwind Complex
Berwind Preparation Plant
Triple S Highwall Mine
Berwind No. 1 Pocahontas 4
Deep Mine Portal and Mine Office
Triad No. 2 Deep Mine Portal
Laurel Fork Pocahontas No. 3
Deep Mine Portal
WEST VIRGINIA
VIRGINIA
Berwind Preparation Plant
Refuse Disposal Area
McDowell County
Buchanan County
Tazewell County
Paynesville
Berwind
Squire
Amonate
Bishop
Bandy
Gary
Jewell Ridge
Cedar Bluff
Pounding Mill
Claypool Hill
Smith Ridge
Deskin Mountain
Paint Lick Mountain
Knob Mountain
Gap Store
0 1 2 4
Miles

Figure 15.7-1
Berwind Complex
McDowell County, West Virginia,
and Buchanan and Tazewell
Counties, Virginia

Infrastructure Map

Prepared For
Ramaco Resources, Inc.

Weir International, Inc.
Mining, Geology and Energy Consultants

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

16.0	MARKET STUDIES

16.1MARKETS

The Berwind Complex produces saleable low volatile and mid volatile metallurgical coal.  The market for metallurgical coal from the Berwind Complex consists of both domestic metallurgical coal consumers and exports into the global seaborne metallurgical coal market.  The US Energy Information Administration (EIA) compiles average historical price data for metallurgical coal delivered to domestic coke plants and metallurgical coal delivered to tidewater terminals for export. Note that the EIA data includes all classifications of metallurgical coal (high, mid and low volatile) as well as both spot and contract sales prices.  Historical prices for metallurgical coal, as reported by the EIA, are shown on Figure 16.1-1 as follows:

Figure 16.1-1 Metallurgical Coal Sales Prices

Source: EIA Quarterly Coal Report

Between 2016 and third quarter 2022, export prices (FOB port) and domestic coke plant prices (delivered cost) have averaged $145.35 and $132.40 per ton, respectively.

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16.2MATERIAL CONTRACTS

On October 28, 2021, Ramaco announced completion of 2022 sales negotiations with its North American steel customers. Ramaco (across all of its mining operations) is contracted to sell 1.67 million tons of both low-volatile and high-volatile metallurgical coal at an overall average price of roughly $196.00 per ton FOB mine.

Coal sales from the Berwind Complex represent approximately 26 percent of Ramaco’s 2023 projected coal sales tonnage, with metallurgical coal representing nearly 90 percent of Ramaco’s 2023 projected coal sales.

Ramaco has a contract with NS Railroad for coal haulage from the Berwind Complex, which is renewed annually.

16.3PRICE FORECAST

For purposes of this report, WEIR utilized price forecasts which Ramaco prepared for its Berwind Complex coal sales.  Ramaco based its Berwind Complex FOB mine coal sales prices on available FOB Port index forward pricing and Ramaco’s estimated adjustments for Berwind Complex coal quality, freight expense, and loading expense.  Ramaco’s price forecasts and adjustments reflect its experience in selling and transporting Berwind Complex saleable metallurgical coal since 2017.

Ramaco’s historical (2018 through 2022) and forecast (2023 through 2049) FOB mine coal sales price for the Berwind Complex is shown on Figure 16.1-2.

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Figure 16.1-2 Historical and Forecast Coal Sales Prices

Ramaco’s forecasted Berwind Complex FOB mine coal sales prices are $168.91 per ton in 2023, $168.90 in 2024, $168.54 in 2025 and thereafter $166.56 to $177.00 per ton through 2049.

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17.0	ENVIRONMENTAL STUDIES, PERMITTING, AND LOCAL INDIVIDUALS OR GROUPS AGREEMENTS

17.1ENVIRONMENTAL STUDIES

As part of the permitting process required by the WVDEP and VDE, numerous baseline studies or impact assessments were undertaken by Ramaco. These baseline studies or impact assessments included in the permit are summarized as follows, with pertinent text from the permit replicated below:

•	Groundwater Inventory and Baseline Quality
•	Surface Water Baseline Quality and Quantity
•	Surface Water Runoff Analysis
•	Probable Hydrologic Consequences

Groundwater Inventory and Baseline Quality

Ramaco conducted surveys to inventory water use and to determine the extent and purpose of ground water usage in the areas that could be affected by existing and planned mines within ½ mile of proposed mining limits for each permitted mine site.  Field teams made door-to-door visits to these potentially affected residents to gather information by way of completing questionnaire forms regarding water supply source(s), extent of reliance, purpose of reliance (domestic, agricultural, etc.), depth of well(s), character of springs, and other data.  The teams measured water level depths in wells where possible and agreeable by owners and obtained surveyed locations accordingly.  The detailed results of the surveys are included in each site’s WVDEP and VDE permit application.

Surface Water Baseline Quality, Quantity, and Runoff Analysis

Baseline surface water monitoring for flow and quality parameters was conducted at strategic, WVDEP and VDE approved locations, as applicable, over a period of six months for each of the permit areas. During mining and through the final release of the permit, the stations selected for each site are monitored in accordance with the approved surface water monitoring plans submitted in the site’s permits. Data collected during this period will be compared with the pre-mining baseline data to determine if and how the proposed operation is affecting the surface water systems. If necessary, remedial measures can be taken to assure the protection of the surface water systems.

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Based on samples from adjacent mining and the baseline surface water sampling there should be no acid or toxic mine drainage.  However, Ramaco proposes that all coal wastes will be treated as potentially toxic material and handled accordingly using encapsulation cells that are discussed below.

Surface water runoff analyses were performed over the watershed(s) associated with each permit site to evaluate the potential impact of proposed operations on flooding and streamflow alteration.  Peak discharges were calculated for the “pre-mining”, “during-mining”, and post-mining” conditions and were compared.  These evaluations were performed using SEDCAD 4 software, developed by the University of Kentucky. These analyses and results are included in the individual sites’ permits and show that there will be no increase in peak discharge during mining or post mining for any of the permit areas. It should be noted that in order to attain these acceptable results, the construction of some additional sediment control structures was required at the Ram No.1 Surface and Highwall Mine. Original laboratory data sheets for surface and ground water baseline monitoring are included in the permits.

Probable Hydrologic Consequences

PHCs were evaluated for each permit application.   Subsidence will likely occur where retreat mining has been executed as approved.  It is expected that direct fracturing of overburden will occur with consequently increased porosity (increased storage capacity) and lateral permeability in response to mining.  The little water that is present in that strata will be drained into the underground mines, but the overlying intervals contains no significant aquifers other than, perhaps, the coal seams.  Highwall mining will be conducted in such a manner that subsidence will not occur and as thus, should be of no consequence to PHC.

In summary, all of the Ramaco existing and proposed mines are well above any significantly producing aquifers.  The PHC studies and results are included in each individual sites’ permit application.  The PHC studies showed no significant ground or surface water resource is likely to be contaminated, diminished, or interrupted, providing that the approved drainage control and revegetation plans are adhered to throughout existing and planned mining activities.

17.2REFUSE DISPOSAL AND WATER MANAGEMENT

Refuse Disposal

The Berwind Refuse Disposal Area (MSHA ID No. 1211WV40737-01) serves the Berwind Preparation Plant. Coarse refuse from the preparation plant is transported to the disposal area by conveyor belt into a refuse bin.  The refuse bin loads Caterpillar 773 end dumps, which haul

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the coarse refuse the remaining distance to the disposal area.  The fine refuse is pumped as slurry to the impoundment.  This system will be replaced in the second quarter of 2023 in order to co-dispose of the course and fine refuse. A plate filter press will be operating which will achieve this disposal method. With this methodology of refuse disposal, current refuse capacity significantly exceeds the LOM plan’s refuse volumes projected in this TRS.  This was readily apparent during WEIR’s site visit.

The refuse disposal structure will be constructed in such a size or manner that will be subject to the Virginia Dam Safety Act, and/or MSHA regulations.  Stability analyses of the refuse disposal structure show that design of the structure exceeds the minimum safety factors of 1.5 for static stability and 1.2 for dynamic stability that are required by the current Virginia State Code of Regulations.  The stability analyses were performed using the Rotational Equilibrium Analysis of Multilayered Embankments software that is copyrighted by the University of Kentucky.

Outside of the Berwind Refuse Disposal Area, no coal, or non-coal related disposal, is planned at any of the mine sites.

Water Monitoring and Management

In order to determine the impact of existing and proposed operations on the hydrologic balance, surface water samples are collected bi-monthly with a minimum seven days between sample dates at each of the permitted sites. Samples are sent to a qualified laboratory and analyzed for the following parameters: flow, pH, total acidity, total alkalinity, total iron, total manganese, total sulfates, total suspended solids, and total dissolved solids or specific conductance at 25 degrees C. The samples collected during and after mining will be compared with each other, and with the data collected during the baseline surface water study and used to determine the impact of the operation on the water in the receiving streams.

A waiver of groundwater monitoring during mining was requested for the mine sites due to the proposed mining being well above any groundwater users and any significant aquifers that insure water use.

No specific water treatment facilities other than sediment control are required or planned for any of the mine sites.  Based on previous mining and collected water samples. the operations will not contaminate any of the ground or surface water systems of the Berwind Complex.  Results of water sampling has shown no significant levels of surface water contamination at the mine sites.

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Surface water management for both Ramaco’s surface and underground permitted mining areas on the Berwind Complex generally involves a combination of structures such as; 1) sediment ditches, 2) temporary sedimentation ponds, 3) soil encapsulation cells that are specifically designed to contain potentially hazardous soil in regards to acid forming materials, 4) permanent and temporary diversion ditches, 5) corrugated metal pipe (CMP) placement for drainages that cross access roads or haulroads, and 6) drainage diversion ditches and collections for excess spoil disposal areas. The underground mine locations have a significantly smaller surface footprint, however, these locations use the same surface water management design considerations as surface mines. Detailed designs for all drainage and sediment control structures are included in Ramaco’s permits.  Apart from the Berwind Refuse Disposal Area, there are no significant water retention structures subject to the West Virginia Dam Control Act, the Virginia Dam Safety Act, or MSHA regulations, and there are no other permanent impoundments planned at any of the mine permit sites.

All permitted mine sites have a Materials Handling Plan designed to mitigate the potential for acid mine drainage generation regarding those materials excavated during the land disturbance activities associated with development of the proposed mining facility. Some areas have known potentially acid generating materials. This is determined from Acid Base Accounting data that is collected as part of the permitting requirements. Also, selenium data is documented within the water chemistry of the equivalent mine discharge samples. The equivalent water data provides a more appropriate geochemical characterization as compared to in-situ strata testing.

Material that requires special handling for potentially acidic discharges meets the following standards: have a net acid base accounting that is ≥-5 and at least 1 foot thick; have Selenium concentrations greater than 1 mg/kg and at least 1 foot thick; have a pH ≤4 and be at least 1-foot-thick.  Materials to be specially handled will be placed in encapsulation cells to assure there is no potential for acid producing material. The cells will be located on the mine bench in an area free of any seeps, springs, or mine drainage, “high and dry”, and sealed with a minimum of 4.0 feet of the most imperious material available. The approximate location of planned encapsulation cells is shown on the Geohydrologic Maps that are included in the permit applications.

Discharges from these structures will be monitored in accordance with the approved plans. Sediment structures will be cleaned or enlarged if the total suspended solids exceed effluent limitations.  All discharges will go through sediment control structures. The pond discharges will be monitored in accordance with approved plans and treated to meet effluent limitations, if needed.

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Regarding highwall mining concerns, there is no residual head of water anticipated on any of the designed outcrop barriers which are designed at a minimum of 50 feet width.  Based on water samples collected from adjacent mining, there is not anticipated to be any acid, alkaline, or iron laden drainage.

All permitted sites have a surface water runoff monitoring plan.  Within twenty-four hours of a one-year frequency, twenty-four hour storm event or greater, a permit-wide inspection and report of the drainage systems is completed and submitted to the WVDEP or VDE, as applicable. The inspection and subsequent report note any damages or deficiencies in the drainage system so that repairs can be implemented immediately.  It also indicates if any sediment structure is at or near it’s clean out capacity (60 percent).  A rain gauge, located at the mine office on the Berwind Complex is used to monitor precipitation events.  In-stream monitoring stations are used to take stream flow measurements.  The rain gauge is monitored daily and reported monthly to the appropriate regulatory authority.

17.3PERMITS AND BONDING

Coal mines in West Virginia are required to file applications for and receive approval of mining permits issued by the WVDEP to conduct surface disturbance and mining activities.  A similar filing and approval process is required by the VDE. The Berwind Complex has been issued mining permits and associated NPDES permits by the WVDEP and the VDE as shown in Table 17.3-1 as follows:

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Table 17.3-1 Berwind Complex Mining and NPDES Permits

			Permitted
	Permit		Surface Area		Current	NPDES
Property Description	Number	State	(Acres)	Issue Date	Status	Permit No.
Amonate Auger No. 1	S-4005-01	WV	50.35	9/6/2001	Active	WV0049751
Amonate No. 31 Mine	U-0209-83	WV	22.00	11/14/1983	Idle	WV0049751
Berwind Preparation Plant and Refuse	O-0150-83	WV	282.41	11/14/1983	Active	WV0049751
Amonate Impoundment	1302370	VA	75.00	4/18/2022	Active	0082251
Berwind Deep Mine No. 1	U-3008-16	WV	34.58	6/26/2017	Active	WV1028952
Berwind Deep Mine No. 1	1202294	VA	—	5/20/2019	Active	0082294
Berwind Poca 6 Seam Deep Mine	U-5007-21	WV	8.23	4/14/2022	New	WV1028952
Dry Fork Mine	1402369	VA	40.73	4/18/2022	Idle	0082153
Laurel Fork Mine (Harvest Time No. 6)	U-4004-11	WV	7.12	11/20/2012	Active	WV1024281
Laurel Fork Mine (Harvest Time No. 6)	1202367	VA	—	4/12/2022	Active	0082155
Vica Deep Mine (Hiope No. 7)	U-0012-84	WV	11.91	1/17/1984	Idle	WV0021687
Squire Jim Deep Mine No. 1	U-3004-18	WV	8.83	8/31/2020	Idle	WV1029088
Squire Jim Deep Mine No. 2	U-4003-04	WV	7.31	10/17/2005	Idle	WV1021222
Squire Jim Deep Mine No. 2	1202366	VA	—	4/11/2022	Idle	0082154
Squire Jim Deep Mine No. 4	U-4013-08	WV	8.25	12/4/2009	Idle	WV1023837
Triad Pocahontas 4 Prospect	P-3009-21	WV	9.10	9/8/2022	Closed	N/A
Triad Pocahontas 4 Deep Mine	U-5004-19	WV	6.63	3/2/2020	MinedOut	WV1028952
Triad 2 Pocahontas 6 Deep Mine	P-3001-23	WV	5.98	2/16/2023	Active	N/A
Triple S Highwall Mine (Auger II)	S-4004-03	WV	221.53	11/21/2003	Inactive	WV1021141
Vica Deep Mine	U-0011-85	WV	2.34	2/25/1985	Phase 2	WV1005685
Vica Deep Mine (Hiope No. 7)	1202364	VA	—	Pending	Phase 2	0082100
Total			802.30

A total bond amount of $3.6 million held by Ramaco is based on the mine closure reclamation liability cost estimate as of December 31, 2022.  The ARO estimate for all sites within the complex is $4.9 million, as of December 31, 2022.  Both the WVDEP and VDE utilize a bond matrix that determines the rate per acre based upon the activity that the land is to be used for.  This rate per acre is simply applied to the permit sites’ acreage to obtain the bond requirement.  WEIR concludes that Ramaco’s bonding approach, bond amounts, and the ARO estimates that are currently allocated for the Berwind Complex sites appear reasonable.

Upon searching the WVDEP and the VDE violation records, it was found that the Berwind Complex has an excellent environmental compliance record with no significant fines or citations over the last two years.

17.4LOCAL STAKEHOLDERS

As indicated in Section 13.4.2, Ramaco currently employs 210 personnel at the Berwind Complex and is projected to have maximum employment of approximately 257 personnel during the Berwind Complex LOM Plan.  The complex creates substantial economic value

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with its third-party service and supply providers, utilities and through payment of taxes and fees to local, state and federal governmental agencies.

The Berwind Complex is located in a rural and fairly isolated area of West Virginia and Virginia. Reportedly, there have been no social or community impact issues relative to the Berwind Complex.  The local area supports Ramaco for the jobs that it provides for people in the surrounding communities.

17.5MINE CLOSURE PLANS

Upon mine closure, areas will be reclaimed to near AOC configuration.  Regrading and backfilling activities are required to commence within 180 days after the mining operations are complete.

The primary pre-mining land use for the Berwind Complex is forestland. The approved post-mining land use for Ramaco’s permits is forestland.  No land within the permit areas have been historically used for prime farmland.  The slope of all land within the existing and proposed permit areas is ten percent or greater, which also precludes post-mining land use as prime farmland.

Upon completion of mining operations and regrading, topsoil will be redistributed over the disturbed areas. Mine soil that served as a base for coal stockpiles will be tested to determine if supplemental liming is necessary prior to blending this material with the other mine soil onsite.  After the permit area has been graded, soil analysis will be performed to determine the quantity of agricultural limestone, or an equivalent supplement, and fertilizer necessary to achieve the post-mining land use.

All regraded areas will be revegetated as soon as practical to establish quick vegetative cover and minimize erosion. Disturbed and un-reclaimed acreage including excess spoil disposal sites, will not exceed two hundred (200) acres or fifty (50) percent of the permit area, whichever is less. Runoff from these regraded areas will be routed through properly constructed and maintained sediment structures that are designed to retain site runoff along enough for the suspended solids to settle.

Streams on the complex are generally approximately 1,000 feet below the ridges. Soils within the permit area formed in residual parent material derived from interbedded shale, siltstone and sandstone. This consist of very steep soils on narrow ridge tops and on side slopes. The annual precipitation in the area averages approximately 47 inches. Woodlands make up about

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85 percent of the total area in this county and soils in this area are well suited to growing forests. The areas to be disturbed and later reclaimed are in the oak-hickory type, of the Appalachian Forest and consists of yellow poplar, basswood, red and black oak, hickory, sugar maple, chestnut oak, white oak, beech, pine/hemlock, scarlet oak, other miscellaneous hardwoods. On dry ridges, spurs and southern slopes white oak, hickory, chestnut oak, Virginia pine and pitch pine are the dominant species. These sites tend to be less productive, and the timber has slower growth, while the moist coves and northern and eastern slopes contain yellow poplar, sugar maple, red oak, black oak, beech, and basswood and are more productive sites.

Both hardwoods and pine seedlings will be hand planted by a reputable tree planting contractor to create a diverse and productive forest. Several species will be selected to create a diverse forest.  The overall stocking density for all woody plants on the permitted mine site is at least 500 plants per acre. The stocking density for trees is at least 350 plants per acre.  All final land use is planned as forestland except small areas of permanent drainage structures and access roads that have been approved to remain.

Temporary erosion control vegetative cover is established as contemporaneously as practical, with backfilling and grading, until a permanent tree cover can be established. A tree-compatible cover will be used to keep the vegetation that is being established for erosion control from competing too aggressively with the tree seedlings.

17.6	ENVIRONMENTAL COMPLIANCE, PERMITTING, AND LOCAL INDIVIDUALS OR GROUPS ISSUES

Based on WEIR’s review of Ramaco’s plans for environmental compliance, permit compliance and conditions, and dealings with local individuals and groups, Ramaco’s efforts are adequate and reasonable in order to obtain approvals necessary relative to the execution of the Berwind Complex LOM plans.

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18.0	CAPITAL AND OPERATING COSTS

Ramaco provided historical and projected operating costs and capital expenditures for the Berwind Complex, which were an adequate check and basis for the LOM Plan cost projections. The operating costs and capital expenditures are included in the financial statements that are audited annually by MCM CPAs & Advisors for Ramaco’s 10-K reporting to the SEC. The auditing performed by MCM CPAs & Advisors is conducted in accordance with the standards of the Public Company Accounting Oversight Board.

18.1CAPITAL EXPENDITURES

The Berwind Complex will require capital to be expended each year for infrastructure additions/extensions, as well as for mining equipment rebuilds/replacements to continue to produce coal at currently projected annual levels of production.

Ramaco’s Berwind Complex development costs since 2017 are considered “Sunk Costs” and as economic returns in this economic analysis are presented only on a forward-looking basis, Sunk Costs are not included in the economic return of the project, as estimated in this study.

The projected capital expenditures are categorized according to each mining operation, and the Berwind Preparation Plant. Actual capital expenditures for 2018 through 2022 and projected capital expenditures, in 2022 dollars, for 2023 through 2048, are shown on Figure 18.1-1:

Figure 18.1-1 Historical and Projected LOM Plan Capital Expenditures

The capital expenditures in 2022 are related to the slope construction and equipment for the Berwind No. 1 Pocahontas 4 Deep Mine, and the Berwind Preparation Plant. The capital expenditures in 2024 are related to the Laurel Fork Pocahontas 3 Deep Mine and the Triad 2 Deep Mine.

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Ramaco began development of the Berwind Complex in 2017 and commenced mining in the fourth quarter 2017. Mine management has had several years of experience estimating capital expenditures for surface and underground mining, and the risk of inaccurate estimates is low.

The LOM Plan projected average capital cost of $9.77 per ton for projected mining equipment and infrastructure requirements is $143.66 per ton lower than the historical average cost of $153.43 per ton, which included high development capital from 2018 through 2022 for the Berwind No. 1 Mine and the Berwind Preparation Plant. Capital expenditures per annual ton are estimated to have an accuracy within +/- 15.0 percent.

Contingency costs account for undeveloped scope and insufficient data. Contingency for required major projects and mining equipment is estimated at 10 percent and is intended to cover unallocated costs from lack of detailing in scope items. It is a compilation of aggregate risk from estimated cost areas.

18.2OPERATING COSTS AND RISKS

Operating costs are projected based on historical operating costs and adjusted based on projected changes in staffing, hours worked, and production and productivity for mining areas in the LOM Plan.  The Berwind Complex actual and LOM Plan projected operating costs in total dollars and dollars per ton, are shown on Figure 18.2-1:

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Figure 18.2-1 Berwind Complex Historical and LOM Plan Operating Costs

Descriptions or explanations of the operating costs considered in the LOM Plan are as follows:

Direct Cash Cost:

●	Labor cost, which includes wages and benefits for hourly and salary personnel at the mine and preparation plant.
●	Maintenance and supplies, which are expenses related to upkeep of mining equipment and associated infrastructure.
●	Utility expenses, which are expenses related primarily to purchase of electrical power to operate mining equipment at the mines and preparation plant equipment, telephone and data lines, water, and garbage services.
●	Trucking costs, which are expenses primarily related to transportation of ROM coal from the mines to the preparation plant.
●	Allocations (in/out), which are various costs for the preparation plant and administration.
●	Professional services, which are expenses related to legal, engineering, and other firms providing services to the Berwind Complex.

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●	Property Tax and Insurance are expenses related to property taxes and liability insurance for risk management purposes.
●	Other costs, which are miscellaneous expenses related to operation of the mines and preparation plant.
●	Sales related costs are expenses related to Black Lung Excise Tax, Virginia and West Virginia Severance Taxes, and Virginia, West Virginia and Office of Surface Mining reclamation taxes.
●	Royalties are expenses related to leased surface and mineral properties.
●	General and Administrative, which include expenses related to administrative offices and personnel to manage the mining operations.

Selling, General and Administrative Costs:

●	Expenses related to coal sales and corporate administrative costs

Non-Cash Costs:

●	Asset retirement obligation accretion, depreciation, and amortization costs

Detailed LOM Plan annual operating costs and capital expenditures are shown below in Table 18.2-1.

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Table 18.2-1 LOM Plan Annual Operating Cost and Capital Expenditures

	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
Labor costs	28.7	25.6	34.3	37.7	37.7	37.7	37.7	37.7	37.7	37.7	37.7	37.7	37.7	37.7
Maintenance & supplies	36.6	35.7	36.4	38.3	48.5	47.9	44.5	42.4	41.0	41.7	44.5	44.6	46.0	43.3
Utility expenses	2.9	2.6	3.0	3.2	4.3	4.3	4.0	3.8	3.7	3.8	4.0	4.1	4.1	3.9
Trucking costs	8.4	6.9	5.9	5.5	5.2	5.6	5.5	3.7	1.7	1.4	5.5	6.2	6.4	4.2
Contract Mining	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Purchased third-party coal	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Property tax & insurance	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7
Other costs	0.1	0.5	0.4	0.3	0.1	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Sales related tax costs	16.5	11.2	16.6	20.0	24.3	24.4	22.7	20.2	18.2	18.2	22.6	23.4	23.9	21.0
Administrative costs	0.1	0.1	0.1	0.1	0.2	0.2	0.2	0.1	0.1	0.1	0.2	0.2	0.2	0.2
Total Cost of Production	95.3	78.1	97.2	106.0	121.0	120.8	115.3	108.8	103.2	103.6	115.2	116.9	119.0	111.0

Asset Retirement obligation	0.3	0.4	0.4	0.3	0.3	0.4	0.4	0.4	0.5	0.5	0.5	0.6	0.6	0.7
Depreciation and amortization	13.2	12.8	14.6	8.3	10.2	10.2	9.4	8.5	7.7	7.7	9.4	9.7	9.9	8.8
Total Costs and Expenses	108.8	91.2	112.2	114.6	131.5	131.3	125.1	117.7	111.3	111.8	125.2	127.2	129.5	120.5

Capital Expenditures	19.2	43.5	16.3	21.4	8.1	8.0	7.7	7.6	7.5	7.6	7.7	7.6	7.9	7.6

	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	Total
Labor costs	37.7	37.7	37.7	37.7	37.7	37.7	11.6	11.6	11.6	11.6	11.6	11.6	5.6	804.7
Maintenance & supplies	47.1	44.7	42.8	38.8	23.3	14.0	4.8	5.9	6.1	6.3	6.3	6.1	3.0	840.6
Utility expenses	4.2	4.0	4.0	3.7	2.4	1.6	1.1	1.2	1.2	1.2	1.2	1.2	0.9	79.8
Trucking costs	5.0	5.9	6.7	6.3	6.0	6.1	7.0	8.6	8.9	9.4	9.5	9.1	4.3	164.7
Contract Mining	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Purchased third-party coal	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Property tax & insurance	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	18.7
Other costs	0.0	0.0	0.0	0.0	0.0	0.0	1.0	0.1	0.1	0.0	0.4	4.1	0.6	8.4
Sales related tax costs	23.6	23.0	23.0	20.8	14.1	10.4	7.4	9.0	9.3	9.8	9.9	9.5	4.5	457.7
Administrative costs	0.2	0.2	0.2	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	3.4
Total Cost of Production	118.5	116.2	115.0	108.1	84.4	70.6	33.6	37.1	37.9	39.2	39.7	42.4	19.8	2,374.1

Asset Retirement obligation	0.7	0.8	0.9	0.9	0.9	0.2	0.1	0.0	0.0	—	—	—	—	10.8
Depreciation and amortization	9.9	9.6	9.5	8.6	5.8	4.2	2.9	3.5	3.6	3.8	3.8	3.7	1.8	211.1
Total Costs and Expenses	129.1	126.6	125.4	117.6	91.0	74.9	36.5	40.6	41.6	43.0	43.6	46.1	21.5	2,596.1

Capital Expenditures	7.9	7.7	7.4	6.9	5.0	2.9	2.6	2.7	2.7	2.7	2.7	1.5	—	230.4

The LOM Plan projected cash operating cost of $100.67 per ton is $14.31 per ton lower than the four-year historical average of $114.98 per ton. The historical cash operating cost was higher due to the development costs associated with ramping up from the Pocahontas No. 3 Seam to the Pocahontas No. 4 Seam at the Berwind No. 1 Mine. With the long history of cost of sales, no contingency is included, although the accuracy of the LOM Plan projected cost of sales should be considered to be within 15 percent of the historical average.

Capital and Operating Cost Estimation Risk

The Berwind Complex has been in operation since 2017 and has had a relatively long period of experience with capital expenditure costs and operating costs. Since the mining operations will continue in similar coal seams and mined in the same manner as historically, there is little risk associated with the specific engineering estimation methods used to arrive at projected

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capital expenditures and operating costs. An assessment of accuracy of estimation methods is reflected in the sensitivity analysis in Section 19.3.

For purposes of the Preliminary Feasibility Study relative to the Berwind Complex LOM Plan, capital expenditures are estimated to an accuracy of +/- 15 percent, with a contingency of 10 percent, and operating costs are estimated at an accuracy of +/- 15 percent, with no contingency.

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19.0	ECONOMIC ANALYSIS

19.1ASSUMPTIONS, PARAMETERS, AND METHODS

A Preliminary Feasibility Study financial model has been prepared in order to assess the economic viability of the Berwind Complex LOM Plan.  Specifically, plans were evaluated using discounted cash flow analysis, which consists of annual revenue projections for the Berwind Complex LOM Plan. Cash outflows such as capital, including preproduction costs, sustaining capital costs, operating costs, transportation costs, and taxes are subtracted from the inflows to produce the annual cash flow projections. Cash flows are recognized to occur at the end of each period. There is no adjustment for inflation in the financial model, and all cash flows are in 2022 dollars. WEIR’s study is conducted on an un-levered basis, excluding costs associated with any debt servicing requirements.

To reflect the time value of money, annual net cash flow projections are discounted back to the project valuation date, using a discount rate of 10 percent. The discount rate appropriate to a specific project depends on many factors, including the type of commodity and the level of project risks, such as market risk, technical risk, and political risk. The discounted present values of the cash flows are summed to arrive at the Berwind Complex NPV.

Projected cash flows do not include allowance of any potential salvage value.  Additionally, capital previously expended (sunk cost) is not included in the assessment of economic returns.

WEIR’s after-tax NPV incorporates a projected corporate income tax rate of 21 percent, as provided by Ramaco.

In addition to NPV, the Internal Rate of Return (IRR) is also calculated. The IRR is defined as the discount rate that results in an NPV equal to zero. Payback Period is calculated as the time required to achieve positive cumulative cash flow for the Berwind Complex at a 10 percent discount rate. As the Berwind Complex is ongoing with no initial investment required (i.e., already sunk cost), payback period is less than one year.

The actual and LOM Plan coal sales price forecasts used to estimate Berwind Complex revenue are depicted on Figure 19.1-1 and in Table 19.2-1 as follows:

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Figure 19.1-1 FOB Mine Coal Sales Price Forecast

Table 19.2-1 Annual Cash Flow Forecast Detail

	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
Revenue	138.2	101.3	157.4	176.6	223.0	222.1	205.1	187.7	174.4	175.8	204.5	210.2	213.9	193.9
Total Costs and Expenses	95.3	78.1	97.2	106.0	121.0	120.8	115.3	108.8	103.2	103.6	115.2	116.9	119.0	111.0
Income before taxes	29.9	10.4	45.5	62.0	91.5	90.8	80.0	69.9	63.1	63.9	79.3	83.0	84.4	73.4
Income tax expense	6.3	2.2	9.6	13.0	19.2	19.1	16.8	14.7	13.2	13.4	16.7	17.4	17.7	15.4
Net income	23.6	8.2	36.0	49.0	72.3	71.7	63.2	55.2	49.8	50.5	62.6	65.6	66.7	58.0
Adjusted EBITDA	36.6	21.0	50.6	57.7	82.8	82.2	73.0	64.2	58.0	58.7	72.6	75.9	77.2	67.4
Capital Expenditures	19.2	43.5	16.3	21.4	8.1	8.0	7.7	7.6	7.5	7.6	7.7	7.6	7.9	7.6
Total Cash Flow	17.4	(22.5)	34.3	36.3	74.6	74.2	65.3	56.6	50.5	51.1	64.9	68.3	69.3	59.8

	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046	2047	2048	2049	Total
Revenue	216.8	207.6	204.2	184.0	118.2	81.1	47.8	58.4	60.7	64.0	64.5	61.9	29.4	3,982.6
Total Costs and Expenses	118.5	116.2	115.0	108.1	84.4	70.6	33.6	37.1	37.9	39.2	39.7	42.4	19.8	2,374.1
Income before taxes	87.7	80.9	78.8	66.4	27.1	6.2	11.3	17.8	19.1	21.1	20.9	15.8	7.9	1,387.8
Income tax expense	18.4	17.0	16.5	13.9	5.7	1.3	2.4	3.7	4.0	4.4	4.4	3.3	1.7	291.4
Net income	69.3	63.9	62.2	52.5	21.4	4.9	8.9	14.1	15.1	16.6	16.5	12.5	6.3	1,096.3
Adjusted EBITDA	79.9	74.3	72.6	62.0	28.1	9.2	11.9	17.6	18.8	20.5	20.4	16.1	8.0	1,317.1
Capital Expenditures	7.9	7.7	7.4	6.9	5.0	2.9	2.6	2.7	2.7	2.7	2.7	1.5	—	230.4
Total Cash Flow	72.0	66.6	65.2	55.0	23.1	6.3	9.3	14.9	16.1	17.8	17.7	14.7	8.0	1,086.7

19.2ECONOMIC ANALYSIS AND ANNUAL CASH FLOW FORECAST

Annual cash flows for the Berwind Complex LOM Plan are summarized on Figure 19.2-1 as follows:

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Figure 19.2-1 Annual Cash Flow Forecast

Cash flows decline after 2040, as a result of a projected decrease in coal sales realizations. While not included in these cash flows, Ramaco plans to commence other mining operations within the Berwind Complex, as existing operations phase out.  Significant tonnage associated with those future, to-be-planned operations, is currently classified as Resource tonnage. As LOM plans are prepared for operations within the current Resource areas of the Berwind Complex, updates will be made to this analysis.

The Berwind Complex LOM Plan has an after-tax NPV of $405.7 million, at a base case discount rate of 10 percent (Table 19.2-2). As the Berwind Complex is ongoing with no initial investment required (i.e., already sunk cost), the IRR is infinite. Cumulative (undiscounted) cash flow over the LOM Plan is positive, at $1,086.7 million. The Return on Investment (ROI), at a 10 percent discount rate, is 217 percent.

The after-tax NPV, IRR, cumulative cash flow and ROI are summarized in Table 19.2-2 as follows:

Table 19.2-2 After-Tax NPV, IRR, Cumulative Cash Flow, and ROI

LOM Plan
NPV ($Million)	405.7
IRR (%)	Infinite
Cumulative Cash Flow ($Million)	1,086.7
Return on Investment (%)	217

Table 19.2-3 presents key operational statistics for the LOM Plan on an after-tax basis. Over the LOM Plan, the average cash operating cost is $100.67 per clean ton. Operating costs include mining, processing, G&A, but exclude amortization costs on capital expenditures.

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Table 19.2-3 Key Operating Statistics

LOM Plan
ROM Tons Produced (000s)	50,717
Clean Tons Produced (000s)	23,607
Preparation Plant Yield (%)	46.5
Tons Sold (000s)	23,584

($ Per Ton)
Coal Sales Realization	168.87

Direct Cash Costs	100.67
Non-cash Costs	9.41
Total Cost of Sales	110.08

Profit / (Loss)	58.79

EBITDA	68.26

CAPEX	9.77

19.3SENSITIVITY ANALYSIS

A sensitivity analysis was undertaken to examine the influence of changes to assumptions for coal sales prices, production, operating cost, capital expenditures, and the discount rate on the base case after-tax NPV. The sensitivity analysis range (+/- 25 percent) was designed to capture the bounds of reasonable variability for each element analyzed. The basis for reasonable variability for each element analyzed is summarized as follows:

●	Sales Price - Historical coal sales price variability of 99 percent between 2018 and 2022
●	Production - Variability in production of up to 119 percent from the 2019 through 2020
●	Operating Cost - Estimated accuracy of +/- 15 percent
●	Capital Costs - Estimated accuracy of +/- 15 percent
●	Discount Rate - based on range of variability from 7.5 to 12.5 percent

Figure 19.3-1 depicts the results of the NPV sensitivity analysis.

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Figure 19.3-1 Net Present Value Sensitivity Analysis

Figure 19.3-1 shows that the Berwind Complex NPV is most sensitive to changes in coal sales prices followed closely by sensitivity to changes in production and operating costs. It is less sensitive to changes in the discount rate and capital expenditures.

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20.0	ADJACENT PROPERTIES

This TRS does not include any estimates of coal resources or coal reserves associated with adjacent uncontrolled properties.

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21.0	OTHER RELEVANT DATA AND INFORMATION

Conducting a due diligence investigation relative to the mineral and surface rights of Ramaco’s mining operations was not part of WEIR’s scope of work. This TRS is based on Ramaco controlling, by lease or ownership, or having the ability to acquire the coal reserves and surface lands necessary to support its mine plans.

The ability of Ramaco, or any coal company, to achieve production and financial projections is dependent on numerous factors. These factors primarily include site-specific geological conditions, the capabilities of management and mine personnel, level of success in acquiring reserves and surface properties, coal sales prices and market conditions, environmental issues, securing permits and bonds, and developing and operating mines in a safe and efficient manner.  Unforeseen changes in legislation and new industry developments could substantially alter the performance of any mining company.

Coal mining is carried out in an environment where not all events are predictable. While an effective management team can identify known risks and take measures to manage and/or mitigate these risks, there is still the possibility of unexpected and unpredictable events occurring.  It is not possible therefore to totally remove all risks or state with certainty that an event that may have a material impact on the operation of a coal mine will not occur.

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22.0	INTERPRETATIONS AND CONCLUSIONS

22.1SUMMARY OF INTERPRETATIONS AND CONCLUSIONS

Interpretation

Ramaco has a long operating history of resource exploration, mine development, and mining operations at the Berwind Complex, with extensive exploration data including drillholes, in-mine seam thickness and elevation measurements, and in-mine channel samples supporting the determination of mineral resource and reserve estimates and projected economic viability.  The data has been reviewed and analyzed by WEIR and determined to be adequate in quantity and reliability to support the coal resource and coal reserve estimates in this TRS.

Conclusion

The coal resource and coal reserve estimates and supporting Preliminary Feasibility Study were prepared in accordance with Regulation S-K 1300 requirements. There are 629.0 million in-place tons of Measured and Indicated coal resources, exclusive of reserves, and 23.6 million clean recoverable tons of mineable reserves within the Berwind Complex, as of December 31, 2022. Reasonable prospects for economic extraction were established through the development of a Preliminary Feasibility Study relative to the Berwind Complex LOM Plan, considering historical mining performance, historical and projected metallurgical coal sales prices, historical and projected mine operating costs, and recognizing reasonable and sufficient capital expenditures.

22.2SIGNIFICANT RISKS AND UNCERTAINTIES

Risk, as defined for this study, is a hazard, condition, or event related to geology and reserves, mine operations and planning, environmental issues, health and safety, and general business issues that when taken individually, or in combination, have an adverse impact on Ramaco’s development of the Berwind Complex. Risks can disrupt operations, adversely affect production and productivity, and result in increased operating cost and/or increased capital expenditures.

In the context of this TRS, the likelihood of a risk is a subjective measure of the probability of the risk occurring, recognizing the magnitude of the risk defined as follows:

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Low Risk indicates that the combined probabilities (low/medium/high) together with the economic impact (minimal/significant/adverse), if conditions exist, should not have any material adverse effect on the economic viability of the project.

Moderate Risk indicates that the combined probabilities (low/medium/high) together with the economic impact (minimal/significant/adverse), if conditions exist, could have a detrimental effect on the economic viability of the project.

High Risk indicates that the combined probabilities (low/medium/high) together with the economic impact (minimal/significant/adverse), if conditions exist, could have a seriously adverse effect the economic viability of the project.

Based on a review of available information and discussions with Ramaco personnel, WEIR identified potential risks associated with the Berwind Complex LOM Plan. The risks, WEIR’s assessment of risk magnitude, and comments based on WEIR’s experience with surface and underground mining operations are summarized in Table 22.2-1 as follows:

Table 22.2-1 Berwind Complex Risk Assessment Summary

WEIR Risk
Area of Risk	Assessment	Comments

Coal Quality	Low	Based on previous production and core hole quality data, coal quality appears to be a consistently good metallurgical coal product.

Horizontal Stress	Low	Observed mining conditions do not indicate horizontal stress problems.

Land Acquisition	Low	All mineral control is maintained through current leases and subleases. No additional acquisitions are necessary for the LOM Plan.

Methane	Low to Moderate

Although methane gas is present in the seams, gas liberation experienced to date has been low to moderate, or at levels that can be safely mitigated during mining. Procedures and continuous gas monitoring are in place to prevent, to the extent possible, methane ignitions and mine fires.

Overburden Stress	Low

The potential for a coal pillar bump or release of stress when mining will be monitored as a part of the normal mining operation. Due to the mountainous terrain, overburden can approach 1,000 feet when mining under ridges. However, the risk of bumps occurring is minimal, since coal outbursts, as a result of sudden release of energy, are typically associated with depth of cover of 1,500 to plus 2,000 feet.

Qualified Employees	Low to Moderate

Recent changes in the coal mining industry have resulted in many coal miners being closed resulting in fewer qualified employees available in general. Ramaco has existing operations with sufficient qualified employees. However, additional mine startups may cause some employee shortages. Ramaco can train inexperienced miners along with its experienced miners.

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WEIR Risk
Area of Risk	Assessment	Comments

Rail Lines	Low to Moderate

There is currently a shortage of coal rail transportation capacity. The recent upswing in coal prices has resulted in short term increases in rail capacity. This capacity will likely be a relative unknown for the medium to long term.

Refuse Disposal	Low	Ramaco's currently permitted refuse disposal capacity is sufficient for the long term.

Roof Lithology	Low to Moderate

All underground coal mines have the potential to experience unstable roof conditions. The relative consistency of the Norton and Pocahontas Formations that primarily consists of competent sandstones and shales help decrease this risk at the Berwind Complex Deep Mines. Additionally, this potential risk can be kept in the low range through proper ground control engineering and following approved roof control plans.

Geology	Low to Moderate

The structure of the seams at the Berwind Complex all have a relatively gentle dip of approximately two degrees to the northwest or to the south/southwest. There are seven significant faults in the area. There are no known structural anomalies such as sand channels that cut out seams.

Spontaneous Combustion	Low	Seams at the Berwind Complex have a low potential for spontaneous combustion, and Ramaco has not experienced any loss of production due to spontaneous combustion.

Water Inflow	Low	Ramaco mines at the Berwind Complex are relatively dry since the mines are well above drainage.

Market Conditions	Moderate

Market conditions remain volatile for metallurgical coal. Blast Furnace methods for making steel is under pressure from various world-wide government entities due to CO2 emissions. Markets in China, Japan, Korea, and India are likely to be primary drivers for the metallurgical coal industry.

It is WEIR’s opinion that the majority of the risks can be kept low and/or mitigated with efficient and effective mine planning and mine engineering, and monitoring of the mining operations.

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23.0	RECOMMENDATIONS

The Berwind Complex has sufficient geologic exploration data to estimate mineral reserves and resources.  Future exploration work will be undertaken by Ramaco to continuously provide geological data primarily for use by mine operations personnel related to effective implementation of the LOM plans.  Future exploration work and mineral property acquisition should include what has been historically implemented related to the following:

Geology

●	Have an experienced geologist log core holes, measure core recovery, and complete sampling. Geophysically log core holes to verify seam and coal thickness and core recovery.
●	Geophysically log rotary holes to verify strata and coal thickness.
●	Continue to prepare laboratory sample analysis at 1.40 and 1.50 specific gravities to better match the preparation plant specific gravity when processing a metallurgical coal.
●	Continue collecting channel samples (include parting).

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24.0	REFERENCES

References used in preparation of this TRS are as follows:

●	Ramaco, 2022. Berwind Poca4 CTPF Mine Plan 2022 – Standard
●	Ramaco, 2022, Laurel Fork Mine Plan 2023 - Standard
●	Ramaco, 2022. Triad 2 Mine Plan 2023 - Standard
●	Ramaco, 2022. Triple S Highwall Mine Plan 2023 – Standard
●	Marshall Miller & Associates, Inc., 2021, Coronado Global Resources Inc. and Coronado Group LLC (together "Coronado"), Statement of Coal Resources and Reserves for the Amonate Division in Accordance with the JORC Code and United States SEC Standards as of December 31, 2020
●	Harlow, George E., Jr. and LeCain, Gary D., 1993, Hydraulic Characteristics of, and Ground-Water Flow in, Coal-Bearing Rocks of Southwestern Virginia: U. S. Geological Survey Water-Supply Paper 2388.

Websites Referenced:

●	Securities and Exchange Commission - Modernization of Property Disclosures for Mining Registrants - Final Rule Adoption

https://www.sec.gov/rules/final/2018/33-10570.pdf

●	MSHA Data Retrieval Site

https://www.msha.gov/mine-data-retrieval-system

●	WVDEP Permits

https://apps.dep.wv.gov/webapp/_dep/securearea/public_query/ePermittingApplicationSearchPage.cfm

●	VDE Permits; Mined Land Repurposing Internet (virginia.gov)

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25.0	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

In preparing this report, WEIR relied upon data, written reports and statements provided by the registrant.  It is WEIR’s belief that the underlying assumptions and facts supporting information provided by the registrant are factual and accurate, and WEIR has no reason to believe that any material facts have been withheld or misstated.  WEIR has taken all appropriate steps, in its professional opinion, to ensure information provided by the registrant is reasonable and reliable for use in this report.

The registrant’s technical and financial personnel provided information as summarized in Table 25.1 as follows:

Table 25.1 Information Relied Upon from Registrant

Category	Information	Report Section
Legal	Mineral control and surface rights	3

Geotechnical	Pillar design, roof control plans, and rock quality analyses	13.1.1

Hydrogeological	Hydrogeological Analysis including inflow rates, permeability and tranmisivity calculations, and watershed analysis	13.1.2

Marketing	Coal sales price projections	16

Environmental	Permits, bond, and reclamation liability	17

Macroeconomic	Real price growth (coal sales, labor and other cash costs)	18

Income Tax	Income Tax Rate	19

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Technical Report Summary Berwind Complex Prepared for Ramaco Resources, Inc.

APPENDIX A - EXHIBITS

Exhibit 6.3-2Berwind Complex, Geological Cross Sections

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